EXHIBIT 2

> CAE ANNUAL REPORT 2005

SELECTED FINANCIAL INFORMATION

SELECTED ANNUAL INFORMATION FOR THE PAST FIVE YEARS

(Unaudited— amounts in millions except per share amounts)	2005	2004	2003	2002	2001

Revenue	$986.2	$938.4	$976.8	$1,010.7	$820.3
(Loss) earnings from continuing operations	(304.7)	47.4	113.9	133.0	99.3
Net (loss) earnings	(199.9)	64.0	117.2	149.5	106.1

Financial position:
Total assets	$1,699.7	$2,308.7	$2,356.5	$2,378.4	$1,366.8
Total net debt	285.8	529.6	757.1	822.2	108.7

Per share:
(Loss) earnings from continuing operations	$(1.23)	$0.20	$0.52	$0.61	$0.46
Net (loss) earnings	(0.81)	0.27	0.53	0.69	0.49
Dividends	0.10	0.12	0.12	0.11	0.10
Shareholders’ equity	2.64	3.94	3.42	2.81	2.13

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited— amounts in millions, except share amounts and per share amounts)	Q1	Q2	Q3	Q4

Fiscal 2003
Revenue	$244.7	214.7	246.9	270.5
Earnings from continuing operations	$33.2	18.2	27.9	34.6
Basic earnings per share from continuing operations	$0.15	0.08	0.13	0.16
Diluted earnings per share from continuing operations	$0.15	0.08	0.13	0.16
Net earnings	$37.4	23.3	31.5	25.0
Basic earnings per share	$0.17	0.11	0.14	0.11
Diluted earnings per share	$0.17	0.11	0.14	0.11
Average number of shares outstanding, in millions	219.3	219.4	219.4	219.4
Average exchange rate, 1 US dollar to Canadian dollar	$1.56	1.56	1.57	1.51

Fiscal 2004
Revenue	$208.9	213.2	255.2	261.1
Earnings from continuing operations	$12.2	11.0	14.5	9.7
Basic earnings per share from continuing operations	$0.06	0.05	0.05	0.04
Diluted earnings per share from continuing operations	$0.06	0.05	0.05	0.04
Net earnings	$13.2	15.1	21.4	14.3
Basic earnings per share	$0.06	0.07	0.09	0.05
Diluted earnings per share	$0.06	0.07	0.09	0.05
Average number of shares outstanding, in millions	219.7	220.0	246.5	246.6
Average exchange rate, 1 US dollar to Canadian dollar	$1.40	1.38	1.32	1.32

Fiscal 2005
Revenue	$230.9	235.1	257.5	262.7
Earnings (loss) from continuing operations	$18.9	12.8	(345.7)	9.3
Basic earnings (loss) per share from continuing operations	$0.08	0.05	(1.40)	0.04
Diluted earnings (loss) per share from continuing operations	$0.08	0.05	(1.40)	0.04
Net earnings (loss)	$24.3	14.0	(347.0)	108.8
Basic earnings (loss) per share	$0.10	0.06	(1.40)	0.44
Diluted earnings (loss) per share	$0.10	0.05	(1.40)	0.44
Average number of shares outstanding, in millions	246.7	246.8	247.0	247.8
Average exchange rate, 1 US dollar to Canadian dollar	$1.36	1.31	1.22	1.23

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MANAGEMENT AND AUDITORS’ REPORTS

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The consolidated financial statements contained in this Annual Report are the responsibility of management, and have been prepared in accordance with Canadian generally accepted accounting principles and include when necessary some estimates based on management best judgment. Financial information presented elsewhere in the Annual Report is under management responsibilities and consistent with that contained in the accompanying financial statements.

     CAE’s policy is to maintain internal accounting and administrative systems, combined with disclosure control of high quality consistent with reasonable cost. Such systems are designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

     The Board of Directors is responsible for ensuring that Management fulfils its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements through its Audit Committee, consisting solely of outside directors, which reviews the consolidated financial statements and reports thereon to the Board. The Committee meets periodically with the external auditors, internal auditors and management to review their respective activities and to satisfy itself that each party is properly discharging its responsibilities. Both external auditors and internal auditors have free access to the Committee, with or without management, to discuss the scope of their audits, the adequacy of the system of internal controls and financial reporting.

     The financial statements have been reviewed by the Audit Committee and, together with the other required information in the Annual Report, approved by the Board of Directors. In addition, the consolidated financial statements have been audited by PricewaterhouseCooper LLP, whose report is provided below.

(Signed)	(Signed)
R.E. Brown	A. Raquepas
President and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

Montreal, Canada
May 10, 2005

AUDITORS’ REPORT

To the Shareholders of CAE Inc.

We have audited the consolidated balance sheets of CAE Inc. as at March 31, 2005 and 2004, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31,2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2005 and 2004, and the results of its operations and cash flows for each of the years in the three-year period ended March 31, 2005 in accordance with Canadian generally accepted accounting principles.

(Signed)
Chartered Accountants, Montreal, Canada
May 10, 2005

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the shareholders dated May 10, 2005 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

(Signed)
Chartered Accountants, Montreal, Canada
May 10, 2005

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CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

As at March 31 (amounts in millions of Canadian dollars)	2005	2004

Assets
Current assets
Cash and cash equivalents	$57.1	$54.7
Accounts receivable (Note 5)	255.7	316.5
Inventories (Note 6)	101.0	147.7
Prepaid expenses	17.8	19.6
Income taxes recoverable	58.5	52.0
Future income taxes (Note 15)	2.5	1.8
Current assets held for sale (Note 3)	5.8	89.8

	498.4	682.1
Restricted cash	0.9	7.0
Property, plant and equipment, net (Note 7)	792.2	780.0
Future income taxes (Note 15)	101.0	89.0
Intangible assets (Note 8)	20.2	129.2
Goodwill (Note 9)	92.1	300.7
Other assets (Note 10)	137.4	180.8
Long-term assets held for sale (Note 3)	57.5	139.9

	$1,699.7	$2,308.7

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$312.8	$322.0
Deposits on contracts	93.5	69.3
Long-term debt due within one year (Note 11)	35.3	8.8
Future income taxes (Note 15)	19.6	51.1
Current liabilities related to assets held for sale (Note 3)	7.8	54.5

	469.0	505.7
Long-term debt (Note 11)	307.6	575.5
Deferred gains and other long-term liabilities (Note 16)	179.8	171.0
Future income taxes (Note 15)	38.3	77.5
Long-term liabilities related to assets held for sale (Note 3)	53.4	60.2

	1,048.1	1,389.9

Shareholders’ Equity
Capital stock (Note 12)	373.8	367.5
Contributed surplus (Note 13)	3.3	1.3
Retained earnings	340.8	562.1
Currency translation adjustment (Note 22)	(66.3)	(12.1)

	651.6	918.8

	$1,699.7	$2,308.7

Contingencies and commitments (Notes 18 and 20)

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board:	(Signed)	(Signed)
	R.E. Brown	L.R. Wilson
	Director	Director

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CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended March 31 (amounts in millions of Canadian dollars, except per share amounts)	2005	2004	2003

Revenue
Civil Simulation and Training	$520.2	$461.8	$517.2
Military Simulation and Training	466.0	476.6	459.6

	$986.2	$938.4	$976.8

Earnings from continuing operations before interest and income taxes
Civil Simulation and Training (Note 23)	$47.6	$39.0	$115.6
Military Simulation and Training (Note 23)	47.2	51.6	78.8
Impairment of goodwill, tangible and intangible assets (Note 4)	(443.3)	—	—
Restructuring Costs (Note 24)	(24.5)	(9.3)	—

(Loss) earnings from continuing operations before interest and income taxes	$(373.0)	$81.3	$194.4
Interest on long-term debt (Note 11A(ix))	37.8	28.0	31.6
Other interest expense (income), net (Note 11A(ix))	(5.7)	(5.6)	(3.5)

(Loss) earnings from continuing operations before income taxes	$(405.1)	$58.9	$166.3
Income tax (recovery) expense (Note 15)	(100.4)	11.5	52.4

(Loss) earnings from continuing operations	$(304.7)	$47.4	$113.9
Results of discontinued operations (Note 3)	104.8	16.6	3.3

Net (loss) earnings	$(199.9)	$64.0	$117.2

Basic (loss) earnings per share from continuing operations	$(1.23)	$0.20	$0.52

Diluted (loss) earnings per share from continuing operations	$(1.23)	$0.20	$0.52

Basic (loss) earnings per share	$(0.81)	$0.27	$0.53

Diluted (loss) earnings per share	$(0.81)	$0.27	$0.53

Weighted average number of common shares outstanding	247.1	233.2	219.4

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Years ended March 31 (amounts in millions of Canadian dollars)	2005	2004	2003

Retained earnings at beginning of year as previously reported	$562.1	$531.2	$440.4
Change in accounting policy (Note 1)	3.3	—	—

Retained earnings at beginning of year	565.4	531.2	440.4
Share issue costs (2004-net of taxes of $2.4 million)	—	(5.1)	—
Net (loss) earnings	(199.9)	64.0	117.2
Dividends	(24.7)	(28.0)	(26.4)

Retained earnings at end of year	$340.8	$562.1	$531.2

The accompanying notes form an integral part of these consolidated financial statements.

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CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOW

Years ended March 31 (amounts in millions of Canadian dollars)	2005	2004	2003

Operating activities
Net (loss) earnings	$(199.9)	$64.0	$117.2
Results of discontinued operations	(104.8)	(16.6)	(3.3)

(Loss) earnings from continuing operations	(304.7)	47.4	113.9
Adjustments to reconcile earnings to cash flows from operating activities:
Impairment of goodwill, tangible and intangible assets (Note 4)	443.3	—	—
Amortization	82.0	71.4	65.1
Future income taxes	(113.9)	(2.9)	16.2
Investment tax credits	(29.2)	(9.2)	28.2
Stock based compensation (Note 13)	2.0	1.3	—
Other	20.9	(6.3)	(18.4)
Decrease (increase) in non-cash working capital (Note 17)	85.6	(100.2)	(64.7)

Net cash provided by continuing operating activities	186.0	1.5	140.3
Net cash provided by discontinued operating activities	21.6	4.2	14.6

Net cash provided by operating activities	207.6	5.7	154.9

Investing activities
Purchase of businesses (Note 2)	(13.8)	—	—
Proceeds from disposal of discontinued operations (Note 3)	239.4	22.3	25.0
Short-term investments, net	—	2.6	18.8
Capital expenditures	(118.0)	(86.8)	(224.2)
Proceeds from sale and leaseback of assets	43.8	122.5	127.0
Deferred development costs	(9.9)	(12.7)	(13.3)
Deferred pre-operating costs	(1.7)	(6.6)	(7.6)
Other assets	(2.4)	(4.8)	(27.5)

Net cash provided by (used in) continuing investing activities	137.4	36.5	(101.8)
Net cash used in discontinued investing activities	(5.8)	(12.0)	(32.6)

Net cash provided by (used in) investing activities	131.6	24.5	(134.4)

Financing activities
Proceeds of long-term debt	267.7	514.9	250.0
Repayments of long-term debt	(588.5)	(650.4)	(326.3)
Dividends paid	(24.0)	(27.4)	(26.2)
Capital stock issuances (Note 12)	3.6	176.4	3.5
Share issue costs	—	(7.5)	—
Other	0.7	1.4	(14.1)

Net cash (used in) provided by continuing financing activities	(340.5)	7.4	(113.1)
Net cash provided by discontinued financing activities	3.2	10.4	18.7

Net cash (used in) provided by financing activities	(337.3)	17.8	(94.4)

Effect of foreign exchange rate changes on cash and cash equivalents	(2.3)	(3.2)	2.2

Net (decrease) increase in cash and cash equivalents	(0.4)	44.8	(71.7)
Cash and cash equivalents at beginning of year	61.9	17.1	88.8

Cash and cash equivalents at end of year	$61.5	$61.9	$17.1

Cash and cash equivalents related to:
Continuing operations	$57.1	$54.7	$13.5
Discontinued operations	4.4	7.2	3.6

	$61.5	$61.9	$17.1

Supplementary Cash Flow Information (Note 17)

The accompanying notes form an integral part of these consolidated financial statements.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended March 31, 2005, 2004 and 2003 (amounts in millions of Canadian dollars)

NOTE 01.
NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

CAE Inc designs and provides simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators and aircraft manufacturers.

     CAE’s flight simulators replicate aircraft performance in normal and abnormal operations and a comprehensive set of environmental conditions, utilizing visual systems with an extensive database of airports, other landing areas and flying environments and motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. CAE also operates a global network of training centres in locations around the world.

     CAE’s operations are broken down into two operating segments; Military Simulation and Training (“Military”) and Civil Simulation and Training (“Civil”).

     Prior to the sale of its Marine Controls division in the fourth quarter of fiscal 2005 the Company also provided simulators and training services for sea and land-based activities and supplied marine automation systems for military and civil applications.

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND FINANCIAL STATEMENT PRESENTATION

The accounting policies of CAE Inc. and its subsidiaries (“CAE” or “the Company”) conform, in all material respect, to Canadian generally accepted accounting principles (“GAAP”) as defined by the Canadian Institute of Chartered Accountants (“CICA”). These accounting principles are different in some respects from United States generally accepted accounting principles (“U.S. GAAP”). The significant differences are described in Note 27.

     On April 1, 2004, the Company adopted CICA Handbook Sections 1100, Generally Accepted Accounting Principles and 1400, General Standards of Financial Statement Presentation. Section 1100 describes what constitutes Canadian GAAP and its sources, and provides guidance on sources to consult when selecting accounting policies and appropriate disclosure when a matter is not dealt with explicitly in the primary sources of GAAP, thereby recodifying GAAP hierarchy. Section 1400 clarifies what is fair presentation in accordance with GAAP and provides general guidance on financial presentation. The adoption of these standards did not have any material effect on consolidated financial statements.

     Except where otherwise noted, all amounts in these financial statements are expressed in Canadian dollars.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires CAE’s management (“Management”) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period reported. On a ongoing basis, Management reviews its estimates, particularly as they relate to accounting on long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets and goodwill, based on Management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates, significant changes in estimates and/or assumptions could result in impairment of certain assets.

CONSOLIDATION

The consolidated financial statements include the accounts of CAE Inc. and of all majority owned subsidiaries. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest. All significant intercompany accounts and transactions have been eliminated. Investments over which CAE exercises significant influence are accounted for using the equity method and portfolio investments are accounted for using the cost method.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

On January 1st, 2005, the Company adopted Accounting Guideline “Consolidation of Variable Interest Entities” (“AcG-15”) on a retroactive basis without restatement of prior periods. AcG-15 provides a framework for identifying variable interest entities (“VIEs”) and determining when an entity should include the assets, liabilities and results of operations of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 01. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

AcG-15 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is exposed to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party is exposed to a majority of the VIE’s losses), or both (the primary beneficiary). Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and non-controlling interests at fair value at the date the enterprise became the primary beneficiary. However, for variable interest entities created prior to the initial adoption of AcG-15, the assets, liabilities and non-controlling interest of these entities must be initially consolidated as if the entities were always consolidated based on majority voting interest. AcG-15 also requires disclosures about VIEs that the variable interest holder is not required to consolidate, but in which it has a significant variable interest.

     The adoption of AcG-15 on January 1, 2005 resulted in an increase in total assets, total liability, and retained earnings of $46.4 million, $43.2 million, and $3.3 million, respectively and a decrease in the currency translation adjustment of $0.1 million.

FOREIGN CURRENCY TRANSLATION

SELF-SUSTAINING FOREIGN OPERATIONS

Foreign operations of the Company classified as self-sustaining operations are translated to Canadian dollars using the current rate method. Under this method assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates for the period. Gains or losses on translation of foreign operations into Canadian dollars are included in the currency translation adjustment account, a separate component of shareholders’ equity.

     Accumulated amounts in the currency translation adjustment account are released to the statement of earnings when the Company reduces its net investment in foreign operations by way of capital reduction or through the settlement of long-term inter-company balances which had been considered part of CAE’s net investment.

FOREIGN CURRENCY TRANSACTIONS

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the functional currency and revenue and expense items are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Translation gains or losses are included in the determination of earnings, except those related to long-term intercompany account balances, that form part of the net investment in foreign operations, and those arising from the translation of foreign currency debt that has been designated as a hedge of the net investment in subsidiaries, which are included in the currency translation adjustment account, a separate component of shareholders’ equity.

REVENUE RECOGNITION

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized, when persuasive evidence of an arrangement exists, the fee is fixed or determinable and recovery is reasonably certain, using the percentage-of-completion method. Under this method, revenue and earnings are recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, relative to the estimated total costs to complete the contract. The cumulative impact of any revisions in cost and earnings estimates are reflected in the period in which the need for a revision becomes known. Losses, if any, are recognized fully when first anticipated. Warranty provisions are recorded at the time revenue is recognized, based on past experience. No right of return or complementary upgrades is provided to customers. Post-delivery customer support is billed separately and revenue is recognized over the support period.

     Long-term contracts provide for progress billings based on completion of certain phases of work. Unbilled receivables represent excess of work performed over customer billings. Deposits on contract represent customer payments in excess of work performed.

     Training services and other revenue are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and, when applicable, products have been delivered, or services have been rendered.

INCOME TAXES AND INVESTMENT TAX CREDITS

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the financial statements for the year for which the temporary differences are expected to reverse. CAE does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

     A valuation allowance is recognized to the extent that, in the opinion of Management, it is more likely than not that the future income tax assets will not be realized. (Refer to Note 15)

Investment tax credits (“ITC”) arising from research and development (“R&D”) activities are deducted from the related costs and are accordingly included in the determination of earnings when there is reasonable assurance that the credits will be realized. ITC arising from the acquisition of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITC recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITC recoverable based on Management’s best estimates. Differences between the estimates and the ultimate amounts of taxes and ITC are recorded in earnings at the time they can be determined. (Refer to Note 23)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with original terms to maturity of 90 days or less.

RESTRICTED CASH

During fiscal 2004, under the terms of subsidiaries external bank financing and some government-related sales contracts, the Company was required to hold a defined amount of cash as collateral. In fiscal 2005, the subsidiaries’ external bank financing agreements which required the holding of cash as collateral as well as the government-related contracts were settled and effectively released a large portion of the restricted cash.

ACCOUNTS RECEIVABLE

Receivables are recorded at cost, net of a provision for doubtful accounts, based on expected recoverability. In fiscal 2005, the Company entered into a program under which it sells certain of its accounts receivable to a third party for cash consideration without recourse to the Company. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable. Losses and gains on these transactions are recognized as other expense or income. (Refer to Note 5)

INVENTORIES

Raw materials are valued at the lower of cost and replacement cost. Work in process is stated at the lower of average cost and net realizable value. The cost of work in process includes material, labour and an allocation of manufacturing overhead. (Refer to Note 6)

LONG-LIVED ASSETS

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at amortized cost, net of any impairment charges. The declining balance and straight-line methods are used in computing amortization over the estimated useful lives of the assets. Useful lives are estimated as follows:

	method	rates/years

Building and improvements	Declining balance	5% -10%
Simulators	Straight-line (10% residual)	5 to 25 years
Machinery and equipment	Declining balance	20% -35%

LEASES

Leases entered into by the Company in which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the gains in excess of the residual value guarantees are amortized over the term of the lease. The residual value guarantees are to be ultimately recognized in the Company’s earnings upon expiry of the related sale and leaseback agreement.

INTEREST CAPITALIZATION

Interest costs relating to the construction of simulators and buildings for training centres are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the simulator and training centre are completed and ready for productive use.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 01. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

INTANGIBLE ASSETS WITH DEFINITE USEFUL LIVES

Intangible assets with definite useful lives are recorded at their fair value at the date of acquisition of the related acquired enterprise. Amortization is provided for all intangible assets on a straight-line basis over their estimated useful lives as follows:

	amortization period	weighted average amortization period

Trade names	10 to 25 years	20
Backlog and contractual agreements	1 to 20 years	15
Customer relationships	10 to 25 years	10
Other	12 to 20 years	12

IMPAIRMENT OF LONG-LIVED ASSETS

The Company recognizes impairment losses for a long-lived asset to be held and used when events or changes in circumstances cause its carrying value to exceed the total undiscounted cash flows expected from its use and eventual disposition. An impairment loss, if any, is determined as the excess of the carrying value of the asset over its fair value.

BUSINESS COMBINATIONS AND GOODWILL

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired enterprise are included in the consolidated statement of earnings (losses) from the respective dates of acquisition.

     Goodwill represents the excess of the cost of acquired enterprises over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment, at least annually or more frequently if events or changes in circumstances indicate that it might be impaired.

     The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds the fair value, the Company compares, in a second step, the fair value of goodwill related to the reporting unit to its carrying value and recognizes if required an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties. If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss). (Refer to Note 9)

OTHER ASSETS

RESEARCH AND DEVELOPMENT COSTS

Research costs are charged to earnings in the periods in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the criteria for deferral as per the CICA Handbook Section 3450, Research and Development Costs and their recovery is reasonably assured. Government assistance arising from research and development activities is deducted from the related costs or assets if deferred. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to earnings based on anticipated sales of the product, over a period not exceeding five years.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRE-OPERATING COSTS

The Company defers costs incurred during the pre-operating period for all new training centres. Pre-operating costs are incremental in nature and are considered by Management to be recoverable from the future operations of the new training centre. Capitalization ceases at the opening of the training centre. Amortization of the deferred pre-operating costs is taken over five years in respect to civil training operations.

DEFERRED FINANCING COSTS

Costs incurred relating to the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related debt. Costs related to sale and leaseback agreements are amortized on a straight-line basis over the term of the lease. (Refer to Note 10)

EMPLOYEE FUTURE BENEFITS

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and Management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service period of active employees at the date of amendment.

     When a curtailment arises, any unamortized past service cost associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligation is recognized as a loss or a gain net of unrecognized actuarial gains or losses. Finally, when the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

     On April 1, 2004, CAE adopted new disclosure requirements for employee future benefits of CICA Handbook Section 3461, Employee Future Benefits. Section 3461 requires additional disclosures about the assets, cash flow and net periodic benefit costs of defined benefits pension plans and other future employee benefit plans. (Refer to Note 21)

STOCK-BASED COMPENSATION PLANS

The Company’s stock-based compensation plans consist of five plans; an Employee Stock Option Plan (“ESOP”), an Employee Stock Purchase Plan (“ESPP”), a Deferred Share Unit (“DSU”) plan for executives, a Long-Term Incentive Deferred Share Unit (“LTI-DSU”) Plan and on April 1, 2004, the Company adopted a Long-Term Incentive Restricted Share Unit (“LTI-RSU”) Plan. All plans are described in Note 13.

     Since fiscal 2004, net earnings include compensation costs for CAE’s stock options. Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity. The Company estimates the fair value of options using the Black-Scholes pricing model.

     The Black-Scholes pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly subjective assumptions including the expected stock price volatility.

     In Note 13, pro forma net earnings and pro forma basic and diluted net earnings per share figures are presented as if the fair value based method of accounting had been used to account for stock options granted to employees during fiscal 2003.

     A compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units under the DSU, LTI-DSU and LTI-RSU plans. Any subsequent changes in CAE’s stock price affects the compensation expense. In March 2004, the Company entered into an equity swap agreement with a major Canadian institution to reduce its cash and earnings exposure to fluctuation in the Company’s share price relating to the DSU, LTI-DSU and LTI-RSU programs.

     CAE’s practice is to issue options in May of each fiscal year or at the time of hiring of new employees or new appointments. In both instances these options vest equally over four years. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

HEDGING RELATIONSHIPS AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into forward, swap and option contracts to reduce financial risk related to its exposure to fluctuations in interest rates and foreign exchange rates. The interest rate risk associated with certain long-term debt is hedged through interest rate swaps. The foreign currency risk associated with certain purchase and sale commitments denominated in a foreign currency is hedged through a combination of forward contracts and options. The Company does not use any derivative financial instruments for trading or speculative purposes.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 01. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Effective April 1, 2004, the Company adopted prospectively CICA Accounting Guideline (“AcG-13”), Hedging Relationships and CICA Emerging Issues Committee Abstract 128 (“EIC-128”), Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments. This guideline addresses identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and the discontinuance of hedge accounting. Under this guideline, complete documentation of the information related to hedging relationships is required and the effectiveness of the hedges must be demonstrated and documented. The adoption of these guidelines did not have a material impact on the Company’s financial statements.

     Gains and losses on foreign currency contracts designated and effective as hedges are recognized in the consolidated statement of earnings during the same period as the underlying revenues and expenses. For interest rate swaps, the difference between the swap rate and the actual rate is reflected in earnings against the related interest expense. CAE assesses on an ongoing basis whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

     Realized and unrealized gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matured prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in earnings. The interest payments relating to swap contracts are recorded in net earnings over the life of the underlying transaction based on the accrual method as an adjustment to interest income or interest expense. (Refer to Note 14)

DISPOSAL OF LONG-LIVED ASSETS AND DISCONTINUED OPERATIONS

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amount or fair value less cost to sell, and are not depreciated while classified as held for sale.

     Results of operations of components of the Company that have been disposed of by sale or are classified as held for sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the ongoing operations as a result of the disposal transaction and if the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows. (Refer to Note 3)

SEVERANCE, TERMINATION BENEFITS AND COSTS ASSOCIATED WITH EXIT AND DISPOSAL ACTIVITIES

In accordance with EIC-134, Accounting for Severance and Termination Benefits and EIC-135, Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring), the Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when Management commits to a plan that specifically identifies all significant actions to be taken and commits the entity to the event that obligates it under the terms of the contract with its employees to pay such termination benefits. Such termination benefits and the benefit arrangement is communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated.

     All other costs associated with restructuring, exit and disposal activities are recognized in the period when they are incurred and measured at their fair value.

     CAE applied these guidelines for severance termination benefits and other restructuring costs as described in Note 24.

DISCLOSURE OF GUARANTEES

The Company discloses all information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees. (Refer to Note 14)

EARNINGS PER SHARE

Earnings per share are calculated by dividing net earnings available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FUTURE CHANGES TO ACCOUNTING STANDARDS

FINANCIAL INSTRUMENTS – RECOGNITION AND MEASUREMENT, HEDGES AND COMPREHENSIVE INCOME

In January 2005, the ASB issued three new standards dealing with financial instruments; (i) Financial Instruments-Recognition and Measurement; (ii) Hedges; and (iii) Comprehensive Income. The new standards are based on the U.S. FASB Statement 133, Accounting for Derivative Instruments and Hedging Activities, and on the International Accounting Standards (“IAS”) Board’s new standard, IAS 39, Financial Instruments-Recognition and Measurement. These requirements will be applicable for CAE in the first quarter of fiscal 2007. The Company is currently evaluating the impact of these new Handbook Sections on its financial statements.

     The Handbook Section 3855, Financial instruments-Recognition And Measurement prescribes when a financial instrument is to be recognized on the balance sheet and the measurement method, using fair value or using cost-based measures. It also specifies how financial instrument gains and losses are to be presented.

     New Handbook Section 3865, Hedges allows optional treatment providing that hedges be designated as either fair value hedges, cash flow hedges or hedges of a net investment in a self-sustaining foreign operation. For a fair value hedge, the gain or loss attributable to the hedged risk is recognized in net income in the period of change together with the offsetting loss or gain on the hedged item attributable to the hedged risk. The carrying amount of the hedged item is adjusted for the hedged risk. For a cash flow hedge or for a hedge of a net investment in a self-sustaining foreign operation, the effective portion of the hedging item’s gain or loss is initially reported in other comprehensive income and subsequently reclassified to net income when the hedged item affects net income.

     The ASB has issued new Handbook Section 1530, Comprehensive Income, and amended Surplus, Section 3250 to be renamed Equity, Section 3251. These standards require that an enterprise present comprehensive income and its components, as well as net income in its financial statements; and that an enterprise present separately changes in equity during the period, as well as components of equity at the end of the period, including comprehensive income.

NOTE 02.
BUSINESS ACQUISITIONS AND COMBINATIONS

GREENLEY & ASSOCIATES INC.

On November 30, 2004, the Company acquired all the issued and outstanding shares of Greenley & Associates Inc. (“G&A”), which provides services in the areas of project management, human factors, modelling and simulation. Total consideration for this acquisition amounted to $4.4 million payable in equivalent common shares issued by CAE in four installments as follows; 424,628 shares (representing $2.0 million) at the closing date, $0.8 million on November 30, 2005, $0.8 million on November 30, 2006, and 169,851 shares (representing $0.8 million) to be issued on November 30, 2007. The number of shares issued (to be issued) to satisfy the first and the fourth payments was calculated based on the average closing share price ($4.71 per share) of CAE common shares on the Toronto Stock Exchange (“TSX”) for the 20-day period ending two days prior November 30, 2004. The number of shares to be issued to satisfy the second and the third payments will be based on the average closing share price of CAE common shares on the TSX for the 20-day period ending two days before their respective date of issuance. The purchase price is subject to an adjustment based on performance of the business for the twelve-month period following the acquisition. Any changes in the total consideration will be accounted for as a change in goodwill.

SERVICIOS DE INSTRUCCION DE VUELO, S.L.

In February 2004, CAE and Iberia Lineas Aereas de Espana, SA (“Iberia”) agreed to combine their aviation training operations in Spain after receiving regulatory clearance from the Spanish authorities to commence operations, under an agreement entered into in October 2003.

     On May 27, 2004, in connection with the financing of the combined operation, CAE Servicios Globales de Instruccion de Vuelo (Espana), S.L. (“SGIV”), a wholly-owned subsidiary of CAE, and Iberia contributed the net assets of their respective training centre facilities to Servicios de Instruccion de Vuelo, S.L. (“SIV”), with SGIV obtaining ownership of 80% of SIV. SIV financed the acquisition of the assets from SGIV and Iberia through an asset-backed financing transaction. (Refer to Note 11)

     As part of this transaction, should the October 2003 agreement be terminated, SGIV and Iberia will be obliged to repurchase the assets they contributed, in proportion to the fair market value of the assets, for a total amount equal to the outstanding balance under the financing transaction.

FLIGHT TRAINING CENTRE CHILE S.A.

On April 22, 2004, the Company acquired from LAN Chile S.A. all the issued and outstanding shares of Flight Training Centre Chile S.A. (“FTC Chile”) located in Santiago, Chile, for a total cash consideration of $0.9 million (US$ 0.7 million). This acquisition expands the Company’s pilot-training operations into the South American market.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 02. BUSINESS ACQUISITIONS AND COMBINATIONS (CONT’D)

For the years ended March 31, 2004 and 2003, there were no acquisitions for the continuing operations. The net assets contributed by Iberia to SIV and net assets acquired from FTC Chile and G&A are summarized as follows:

(amounts in millions)	SIV	FTC CHILE	G&A	TOTAL

Current assets	$4.6	$0.2	$2.1	$6.9
Current liabilities	(0.1)	(0.1)	(1.2)	(1.4)
Property, plant and equipment	73.1	2.2	0.3	75.6
Other assets	—	—	0.5	0.5
Intangible assets
Trade names	—	—	0.3	0.3
Customer relations	7.2	—	0.5	7.7
Other intangibles	—	—	0.1	0.1
Goodwill	6.9	—	2.5	9.4
Future income taxes	—	0.4	(0.5)	(0.1)
Long-term debt	(61.8)	—	(0.2)	(62.0)
Long-term liabilities	(2.4)	(0.3)	—	(2.7)

Total cost of the purchase:	27.5	2.4	4.4	34.3
Less: Balance of purchase price	—	(1.5)	—	(1.5)
Issuance of 424,628 shares (Note 12)	—	—	(2.0)	(2.0)
Common shares to be issued	—	—	(2.4)	(2.4)
Minority interest	(14.6)	—	—	(14.6)

Total cash consideration	$12.9	$0.9	$—	$13.8

The net assets of SIV and FTC are included in the Civil Simulation and Training segment. The net assets of G&A are included in the Military Simulation and Training segment.

     As part of the May 27, 2004 agreement (the “Agreement”), Iberia was to subsequently transfer a simulator that it was leasing from a third party, to SIV in exchange for a cash consideration of $5.7 million (€3.5 million). This transaction was accounted for as an increased contribution of property, plant and equipment and in long-term debt with a cash consideration equivalent to the net asset value.

     During the year the Company reviewed its initial purchase price allocation of SIV, whereby property, plant and equipment were reduced by $4.5 million, customer relationship was increased by $7.2 million, goodwill increased by $4.5 million and cash consideration increased by $7.2 million.

     In addition, as part of the Agreement, SIV has agreed to fund an amount up to a maximum of $2.4 million (€1.5 million) to cover any payments made by Iberia to former employees in order to indemnify Iberia for potential costs to be incurred due to certain employment matters. Based on Management’s best estimate of SIV’s potential liability, an amount of $2.4 million (€1.5 million) has been accrued as part of the purchase price and accounted for as goodwill.

NOTE 03.
DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

DISCONTINUED OPERATIONS

CLEANING TECHNOLOGIES

On April 30, 2003, the Company completed the sale of certain assets of its German Cleaning Technologies operations to Bavaria AG for a nominal cash consideration approximating book value. Subsequent to completing the sale, CAE incurred post disposition costs with respect to the transfer of employees, resulting in a net charge of $2.6 million recorded in its results of discontinued operations. At the time of the sale, CAE and the buyer also entered into agreements by which CAE was to finance pension costs which would be compensated by the buyer. During fiscal 2005, CAE recorded in its results from discontinued operations a charge of $4.4 million (€2.8 million) relating to cover potential bad debts.

     On July 31, 2003, CAE completed the sale of substantially all the assets of its last remaining Cleaning Technology business, Alpheus Inc. to Cold Jet Inc. of Cincinnati, Ohio. The total consideration, received was $2.8 million (US$2.1 million) of which $2.0 million (US$1.5 million) was received in fiscal 2004 and $0.8 million (US$0.6 million) received during the current fiscal year. In addition, the Company is entitled to receive further consideration of US$1.0 million based on the future performance of the combined businesses over the 53-month period from closing. No value has been ascribed in these financial statements to this additional consideration.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FORESTRY SYSTEMS

On August 16, 2002, CAE sold substantially all the assets of the sawmill division of its Forestry Systems segment for cash consideration of $25.0 million and a further estimated payment at $10.0 million, included in other assets, based on the operating performance of the disposed business in the three-year period following the closing date.

     On May 2, 2003, CAE completed the sale of its remaining Forestry Systems business to Carmanah Design and Manufacturing Inc. for a total cash consideration of $20.3 million ($19.8 million received on closing, $0.5 million received during the second quarter of fiscal 2004). The Company is entitled to receive further consideration based on the performance of the business over the 30-month period following the closing. No value has been ascribed to this additional consideration in these financial statements.

MARINE CONTROLS

In the second quarter of fiscal 2005, the Board of Directors approved a plan to divest its Marine Controls business. The plan was consistent with the Company’s strategic process of focusing on its core competency–the development and use of simulation and modelling technology to provide training solutions. On February 3, 2005, CAE completed with L-3 Communications Corporation (“L-3”) the sale of the substantial components of its Marine Controls segment for cash consideration of $238.6 million. This amount is subject to completion of a net working capital audit of the Marine Controls segment. CAE does not believe this provision will result in a material adjustment to the cash consideration received. In accordance with the purchase agreement, L-3 will also acquire two other components of the Marine Controls segment, including the assumption of the CAE’s guarantee of $53.0 million (£23 million) of project financed related debt for the U.K. Astute Class submarine training program. The sale of these components is subject to regulatory approvals and expected to be completed by the end of fiscal 2006. The expected proceeds on the sale of these components are nominal. The results of Marine Controls have been reported as discontinued operations and previously reported statements have been reclassified. Interest expense relating to debt not directly attributable to the continuing operations and expected to be paid with the proceeds of the sale of the Marine Controls business has been allocated to the discontinued operations based on their share of net assets (refer to Note 11A (ix)). This transaction resulted in a gain of $103.9 million, net of taxes of $25.1 million. The gain takes into account $43.7 million of goodwill and $7.0 million relating to the release of currency translation adjustment on CAE’s Marine entities.

ASSETS HELD FOR SALE

CIVIL SIMULATION AND TRAINING

In the third quarter of fiscal 2005, CAE as part of is global expansion, announced that it will be opening a new business aviation-training centre in Morris County, New Jersey. The new training centre is expected to be operational in fiscal 2006. As a result, two redundant training centre buildings, one located in Dallas, Texas and a second located in Marietta, Georgia were adjusted to their fair value in fiscal 2005 and reclassified to assets held for sale in December 2004 and previously reported statements have been restated.

Summarized financial information for the discontinued operations is as follows:

OPERATION SUMMARY OF DISCONTINUED OPERATIONS

(amounts in millions, except per share amounts)	2005		2004	2003

Revenue
Cleaning Technologies	$		$1.7	$72.0
Forestry Systems		—	3.1	20.8
Marine Controls		109.6	154.8	153.8

		$109.6	$159.6	$246.6

Net loss from Cleaning Technologies net of tax recovery (2005 –Nil; 2004–$1.7; 2003–$7.7)		$(4.4)	$(2.6)	$(6.6)
Net loss from Forestry Systems net of tax recovery (2005 –Nil; 2004–$0.2; 2003–$3.0)		—	(0.5)	(7.2)
Net loss from Civil Simulation and Training net of tax recovery (2005–$0.1; 2004–$0.2; 2003–$0.2)		(0.2)	(0.3)	(0.4)
Net earnings from Marine Controls net of tax expense (2005 –$3.8; 2004 –$9.2; 2003 –$8.0)		5.5	20.0	17.5
Gain on sale of Marine Controls net of $25.1 million tax expense		103.9	—	—

Net earnings from discontinued operations		$104.8	$16.6	$3.3

Basic net earnings per share		$0.42	$0.07	$0.01

Diluted net earnings per share		$0.42	$0.07	$0.01

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 03. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (CONT’D)

NET ASSETS OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

(amounts in millions)	as at march 31, 2005		as at march 31, 2004
	marine		marine
	controls	civil	controls	civil

Current assets held for sale
Cash and cash equivalents	$4.4	$—	$7.2	$—
Accounts receivable	1.2	—	74.4	—
Inventories	—	—	7.1	—
Prepaid expenses	0.2	—	1.1	—

	$5.8	$—	$89.8	$—

Long-term assets held for sale
Property, plant and equipment, net	$50.8	$4.2	$51.3	$11.7
Future income taxes	—	—	4.8	—
Intangible assets	—	—	26.0	—
Goodwill	—	—	43.1	—
Other assets	2.5	—	3.0	—

	$53.3	$4.2	$128.2	$11.7

Current liabilities related to assets held for sale
Accounts payable and accrued liabilities	$7.8	$—	$28.0	$—
Deposits on contracts	—	—	21.8	—
Long-term debt due within one year	—	—	4.7	—

	$7.8	$—	$54.5	$—

Long-term liabilities related to assets held for sale
Long-term debt	$53.0	$—	$47.9	$—
Future income taxes	0.4	—	12.3	—

	$53.4	$—	$60.2	$—

NOTE 04.
IMPAIRMENT OF GOODWILL, TANGIBLE AND INTANGIBLE ASSETS

During the third quarter of fiscal 2005, Management performed a comprehensive review of current performance and strategic orientation of its reporting units. This strategic review revealed that, several factors have severely affected mainly the Civil business, including; the enduring adverse economic environment of the airline industry creating a new market reality, slower than anticipated training outsourcing opportunities (due to pilot-related restructuring efforts at some major airlines), the escalating cost of manufacturing full-flight simulators, the erosion of the less than 50-seat regional jet market and the recent and rapid appreciation of the Canadian dollar versus its US counterpart. These elements have caused the recalibration of some key assumptions in Civil’s strategic planning, which led to the review of the carrying amount of certain assets including; goodwill, intangible assets acquired in previous acquisitions, inventory levels, non-performing training equipment and certain other assets.

     In testing for impairment of long-lived assets, the Company assessed recoverability of the carrying amounts by reference to expected undiscounted cash flows. An impairment charge is recognized when the carrying amount is not fully recoverable and when it exceeds the fair values determined by reference to recognized valuation methods, including discounted cash flows and independent appraisals.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Therefore, based on this review, the Company recorded a $443.3 million impairment charge, virtually all related to its Civil business, detailed as follows:

(amounts in millions)	2005

Goodwill	$205.2
Customer relations	86.7
Trades names	20.4
Property, plant and equipment (simulators)	78.4
Inventories	33.3
Other assets	19.3

$443.3

NOTE 05.
ACCOUNTS RECEIVABLE

(amounts in millions)	2005	2004

Trade	$99.9	$130.0
Allowance for doubtful accounts	(3.5)	(7.9)
Unbilled receivables	122.0	148.7
Other receivables	37.3	45.7

	$255.7	$316.5

Approximately $10.4 million of the March 2005 unbilled receivables are not expected to be recovered within one year (2004–$5.9 million).

     Under an agreement dated March 24, 2005, on an ongoing basis, the Company will sell third party receivables to a financial institution for an amount of up to $25.0 million. Under the terms of the agreement, the Company will continue to act as collection agent. The selected accounts receivable will be sold to a third party for cash consideration on a non-recourse basis to the Company. As at March 31, 2005, $16.5 million of specific accounts receivable were sold to the financial institution pursuant to this agreement. Net proceeds of the sale were used to repay borrowings under the Company’s committed credit facilities.

NOTE 06.
INVENTORIES

(amounts in millions)	2005	2004

Work-in-progress	$61.6	$110.8
Raw materials, supplies and manufactured products	39.4	36.9

	$101.0	$147.7

As indicated in Note 4, the Company recognized an impairment charge of $33.3 million related to certain inventory, during the third quarter of fiscal 2005.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 07.
PROPERTY, PLANT AND EQUIPMENT

(amounts in millions)			2005			2004
		accumulated	net book		accumulated	net book
	cost	depreciation	value	cost	depreciation	value

Land	$18.8	$—	$18.8	$19.7	$—	$19.7
Buildings and improvements	233.9	66.9	167.0	240.4	58.3	182.1
Simulators	396.3	43.0	353.3	403.2	36.1	367.1
Machinery and equipment	185.3	100.3	85.0	214.4	102.6	111.8
Assets under capital lease	137.0	27.8	109.2	38.2	24.3	13.9
Assets under construction
Simulators	58.9	—	58.9	85.4	—	85.4

	$1,030.2	$238.0	$792.2	$1,001.3	$221.3	$780.0

As indicated in Note 4, during the third quarter of fiscal 2005, the Company recognized an impairment charge of $78.4 million related to non performing simulators.

     Depreciation of property, plant and equipment was $55.1 million in 2005 (2004—$51.3 million, 2003–$48.5 million).

NOTE 08.
INTANGIBLE ASSETS

(amounts in millions)			2005			2004
		accumulated	net book		accumulated	net book
	cost	depreciation	value	cost	depreciation	value

Trade names	$12.3	$0.2	$12.1	$30.5	$3.3	$27.2
Customer relations	0.5	—	0.5	101.7	10.6	91.1
Customer contractual agreements	8.5	2.5	6.0	11.5	2.3	9.2
Other intangible assets	2.1	0.5	1.6	2.4	0.7	1.7

	$23.4	$3.2	$20.2	$146.1	$16.9	$129.2

As indicated in Note 4, during the third quarter of fiscal 2005, the Company recognized an impairment charge of $86.7 million and $20.4 million related to customer relations and trade names, respectively, originating from Civil’s acquisitions in fiscal 2002.

The continuity of intangible assets is as follows:

(amounts in millions)			2005			2004
	civil	military	total	civil	military	total

Beginning balance	$127.4	$1.8	$129.2	$140.1	$2.1	$142.2
Additions (Note 2)	7.2	0.9	8.1	0.6	—	0.6
Amortization	(6.3)	(0.1)	(6.4)	(6.8)	(0.1)	(6.9)
Impairment	(107.1)	—	(107.1)	—	—	—
Foreign exchange	(3.5)	(0.1)	(3.6)	(6.5)	(0.2)	(6.7)

Ending balance	$17.7	$2.5	$20.2	$127.4	$1.8	$129.2

The yearly amortization expense for the five following years will be approximately $1.8 million.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 09.
GOODWILL

The continuity of goodwill by reportable segment is as follows:

(amounts in millions)			2005			2004
	civil	military	total	civil	military	total

Beginning balance	$204.1	$96.6	$300.7	$216.5	$104.0	$320.5
Additions (Note 2)	6.9	2.5	9.4	—	—	—
Impairment	(205.2)	—	(205.2)	—	—	—
Foreign exchange	(5.8)	(7.0)	(12.8)	(12.4)	(7.4)	(19.8)

Ending balance	$—	$92.1	$92.1	$204.1	$96.6	$300.7

As indicated in Note 4, a goodwill impairment charge of $205.2 million was recorded in the third quarter of fiscal 2005, which represented all the goodwill related to the Civil segment.

NOTE 10.
OTHER ASSETS

(amounts in millions)	2005	2004

Investment in and advances to CVS Leasing Ltd. (1)	$41.2	$49.1
Deferred development costs net of $10.7 million accumulated amortization (2004– $5.6 million) (ii) (iv)	33.7	41.3
Deferred pre-operating costs net of $14.6 million accumulated amortization (2004– $8.5 million)	13.5	25.2
Long-term receivables (iii)	10.6	18.4
Deferred financing costs net of $14.7 million accumulated amortization (2004– $5.7 million)	5.6	11.5
Other net of $0.3 million accumulated amortization (2004– Nil) (Note 21)	32.8	35.3

	$137.4	$180.8

(i)	The Company led a consortium which was contracted by the U.K. Ministry of Defence (MoD) to design, construct, manage, finance and operate an integrated simulator-based aircrew training facility for the Medium Support Helicopter (“MSH”) fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

In connection with the contract, the Company has established a subsidiary, CAE Aircrew Training Pic (“Aircrew”), of which it owns 78% with the balance held by the other consortium partners. This subsidiary has leased the land from the MoD, built the facility and operates the training centre. Aircrew has been consolidated with the accounts of the Company.

In addition, the Company has a minority shareholding of 14% in, and has advanced funds to, CVS Leasing Ltd. (“CVS”), an entity established to acquire the simulators and other equipment that are leased to Aircrew. CVS obtained project financing which amounts to £70.6 million at March 31, 2005 and expires in October 2016. This financing is secured solely by the assets of CVS with no recourse to CAE.

(ii)	R&D expenditures aggregated $93.5 million during the year (2004–$81.0 million, 2003–$102.0 million), of which $9.9 million representing qualifying development costs pursuant to CICA requirements (2004–$12.7 million, 2003–$13.7 million) was deferred. The Company has received government assistance of $10.8 million related to R&D expenditures during the year (2004–$13.9 million, 2003–$32.5 million), of which $0.9 million (2004–$2.3 million, 2003–$2.3 million) was recorded against deferred costs incurred to develop new products and none was recorded against machinery and equipment (2004–$1.8 million, 2003-nil), with the balance being accounted for as a reduction of research and development expenses. (Refer to Note 19)

(iii)	The Company has established secured subordinated promissory notes in connection with the sale of its various Cleaning Technologies businesses totaling $7.6 million. The notes bear interest at rates ranging from 3% to 7%.

(iv)	As indicated in Note 4, during the third quarter of fiscal 2005, the Company recognized an impairment charge of $19.3 million related to deferred development charges.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.
DEBT FACILITIES

A. LONG-TERM DEBT

(amounts in millions)	2005	2004

(i) Senior notes	$150.6	$161.5
(ii) Revolving unsecured term credit facilities,
5 years maturing April 2006, US$350.0 (outstanding March 31, 2005–$30.4 and US$Nil, March 31, 2004–$18 1.4 and US$70.0)	30.4	273.1
5 years, maturing April 2006, €100.0 (outstanding March 31, 2005–€Nil, March 31, 2004–€20.0)	—	32.2
(iii) Term loan, maturing in April 2009 (outstanding March 31, 2005–US$Nil, March 31, 2004–US$28.2)	—	37.0
(iv) Term loans, maturing in May and June 2011
(outstanding March 31, 2005–€30.5 and €6.0, March 31, 2004–€Nil)	57.3	—
(v) Term loan of £12.7, secured, maturing in October 2016
(outstanding March 31, 2005–£6.0, March 31, 2004–£8.9)	13.7	21.4
(vi) Grapevine Industrial Development Corporation bonds, secured (US$27.0)	32.7	35.4
(vii) Amsterdam asset-backed financing maturing in December 2007 and August 2008
(outstanding March 31, 2005–€24.7, March 31, 2004–€Nil)	38.8	—
(viii) Obligations under capital lease commitments	19.4	23.7

	342.9	584.3
Less: Long-term debt due within one year	35.3	8.8

	$307.6	$575.5

(i)	Pursuant to a private placement, the Company borrowed US$108.0 million and $20.0 million. These unsecured senior notes rank equally with term bank financings with fixed repayment amounts of $20.0 million in 2005, US$15.0 million in 2007, US$60.0 million in 2009 and US$33.0 million in 2012. Fixed interest is payable semi-annually in June and December at an average rate of 7.6% on the US amounts and 7.2% on the Canadian amount. The Company has entered into interest rate swap agreements converting the initial fixed interest rate into the equivalent of a three-month LIBOR borrowing plus 3.6% on US$33.0 million of the senior notes.

(ii)	These revolving term credit facilities (US$350.0 million and €100.0 million) are unsecured and the interest rate payable is based on LIBOR, BAs or EURIBOR plus 0.6%. As at the end of March 31, 2004, an amount of $35.0 million had been fixed through a swap agreement until April 2006 at a rate of 5.0%. This swap was unwound in February 2005 as the Company repaid substantially all of the outstanding borrowings under the facilities. The average interest rate at March 31, 2005 is 3.1% (2004–3.4%).

(iii)	The Company had arranged project financing for its training centre in São Paulo, Brazil. This term loan was carrying an interest rate of 7.7% and was supported by a letter of credit for an amount equal to the outstanding obligations. The loan was repaid prior to March 31, 2005 with the proceeds from the sale of the Marine division.

(iv)	The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. The operators financed the acquisition of the simulators from CAE and Iberia through asset-backed financing maturing in May and June 2011. As part of the lease agreements, should the October 2003 agreement be terminated, CAE and Iberia will be obliged to repurchase the simulators they contributed, in proportion to the fair value of the simulators, for a total amount equal to the outstanding balance under the financing agreement. Quarterly capital repayments are to be made for the term of the financing. The implicit interest rate is 4.60%. The net book value of the simulators being financed, as at March 31, 2005 is equal to approximately $90.2 million (€57.5 million).

(v)	The Company arranged project financing for one of its subsidiaries to finance the Company’s MSH program for the MoD in the United Kingdom. The credit facility includes a term loan that is secured by the project assets of the subsidiary and a bi-annual repayment is required until 2016. Interest on the loans is charged at a rate approximating LIBOR plus 0.85%. The Company has entered into an interest rate swap totaling £5.5 million fixing the interest rate at 6.31%. The value of the assets pledged as collateral for the credit facility as at March 31, 2005, is £26.1 million (2004–27.5 million).

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(vi)	Airport Improvement Revenue Bonds were issued by the Grapevine Industrial Development Corporation, Grapevine, Texas for amounts of US$8.0 million and US$19.0 million and maturing respectively in 2010 and 2013. Real property, improvements, fixtures and specified simulation equipment secure the bonds. The rates are set periodically by the remarketing agent based on market conditions. For the bonds maturing in 2010, the rate is set weekly. For the bonds maturing in 2013, the rate is set yearly and is subject to a maximum rate of 10% permissible under current applicable laws. As at March 31, 2005, the combined rate for both series was approximately 2.6%. The security is limited to an amount not exceeding the outstanding balance of the loans which represents US$27.0 million as at March 31, 2005. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(vii)	Asset backed financing in the Company’s Amsterdam Training centre represents financing for three different simulators expiring in December 2007 and August 2008. The average cost of the financing is equal to approximately 8.0%. The net book value of the simulators under the financing, as at March 31, 2005 is equal to approximately $44.7 million (€28.5 million).

(viii)	These capital leases are related to the leasing of various simulators in CAE’s subsidiaries. The effective interest rate on obligations under capital leases which mature have staggered maturities until March 2024 was approximately 5.0% (2004–5.0%).

(ix)	Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt are as follows:

(amounts in millions)
2006	$35.3
2007	45.7
2008	47.8
2009	21.9
2010	84.3
Thereafter	107.9

$342.9

Details of net interest expense (income) are as follows:

(amounts in millions)	2005	2004	2003

Long-term debt interest expense	$35.3	$30.2	$33.5
Amortization of deferred financing costs and other	9.7	5.7	6.7
Allocation of interest expense to discontinued operations	(1.4)	(1.5)	(2.4)
Interest capitalized	(5.8)	(6.4)	(6.2)

Interest on long-term debt	$37.8	$28.0	$31.6

(amounts in millions)	2005	2004	2003

Interest income	$(5.7)	$(6.1)	$(3.7)
Other interest expense	—	0.5	0.2

Other interest income, net	$(5.7)	$(5.6)	$(3.5)

Certain of the Company’s debt instruments include customary positive and negative covenants, including interest coverage, leverage ratios, and restrictions on the sale of assets. In connection with the impairment charge taken during the third quarter of fiscal 2005, CAE obtained an amendment to certain definitions related to financial covenants from both its banking syndicate, with respect to the unsecured revolving credit facilities, and its senior note holders. CAE was able to obtain approval from both groups of senior lenders to amend the definitions, thus allowing the Company to be compliant with the financial covenants associated with each agreement. As at March 31, 2005, CAE is in full compliance with its financial covenants.

B. SHORT-TERM DEBT

The Company has unsecured bank lines of credit available in various currencies totaling $31.0 million (2004–$28.2 million, 2003–$89.0 million), of which $11.2 million was used as at March 31, 2005 (2004–$6.4 million, 2003–$41.3 million). The effective rate on the short-term borrowings was 4.25% (2004–4.0%, 2003–4.8%).

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.
CAPITAL STOCK

(i)	The Company’s articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares. To date, the Company has not issued any preferred shares.

(ii)	A reconciliation of the issued and outstanding common shares of the Company is as follows:

(amounts in milions, except number of shares)		2005		2004		2003
	number	stated	number	stated	number	stated
	of shares	value	of shares	value	of shares	value

Balance at beginning of year	246,649,180	$367.5	219,661,178	$190.5	218,955,780	$186.8
Shares issued (Note 2, (a) (b))	424,628	2.0	26,600,000	175.0	—	—
Stock options exercised	869,620	3.6	282,000	1.4	650,776	3.5
Stock dividends (c)	126,901	0.7	106,002	0.6	54,622	0.2

Balance at end of year	248,070,329	$373.8	246,649,180	$367.5	219,661,178	$190.5

(a)	On November 30, 2004, the Company issued 424,628 common shares at a price of $4.71 per share, for the acquisition of Greenley &
Associates Inc.

(b)	On September 30, 2003, the Company issued 26,600,000 common shares at a price of $6.58 per share, for a cash proceeds of $175.0 million.

(c)	Until February 29th, 2004, the Company’s Dividend Reinvestment Plan (“DRIP”) provided that eligible shareholders (which covered all shareholders living wherever the shares were distributed) could elect to receive common stock dividends in lieu of cash dividends.
As of March 1, 2004, eligibility has been limited to Canadian resident shareholders only.

(iii)	The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

	2005	2004	2003

Weighted average number of common shares outstanding –Basic	247,060,580	233,167,858	219,427,513
Effect of dilutive stock options	812,273	849,912	897,806

Weighted average number of common shares outstanding –Diluted	247,872,853	234,017,770	220,325,319

Options to acquire 4,635,100 common shares (2004–4,195,400, 2003–3,198,000) have been excluded from the above calculation since their inclusion would have an anti-dilutive effect.

NOTE 13.
STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

Under the long-term incentive program of the Company, options may be granted to officers and other key employees of the Company and its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the closing price of the common shares on the Toronto Stock Exchange on the last day of trading prior to the effective date of the grant.

     At March 31, 2005, a total of 10,660,426 common shares remained authorized for issuance under the Employee Stock Option Plan (“ESOP”). The options are exercisable during a period not to exceed six years and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment. However, if there is a change of control of the Company, the options become immediately exercisable. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the outstanding options is as follows:

For the years ended March 31		2005		2004		2003
		weighted		weighted		weighted
		average		average		average
	number	exercise	number	exercise	number	exercise
	of options	price	of options	price	of options	price

Options outstanding at beginning of year	8,128,370	$7.51	5,692,750	$9.37	4,999,078	$7.70
Granted	2,046,650	$5.68	3,536,320	$4.14	1,767,000	$12.71
Exercised	(869,620)	$4.15	(282,000)	$4.88	(650,776)	$5.62
Forfeited	(809,725)	$6.77	(718,400)	$6.98	(325,400)	$9.38
Expired	(287,000)	$6.43	(100,300)	$5.70	(97,152)	$9.10

Options outstanding at end of year	8,208,675	$7.52	8,128,370	$7.51	5,692,750	$9.37

Options exercisable at end of year	3,731,085	$8.76	2,887,000	$8.07	2,000,975	$6.78

The following table summarizes information about the Company’s ESOP as at March 31, 2005:

	options outstanding			options exercisable
		average
		remaining	weighted		weighted
	number	contractual life	average exercise	number	average exercise
range of exercise prices	outstanding	(years)	price	exercisable	price

$4.08 to $5.20	2,876,875	4.07	$4.21	916,185	$4.15
$5.28 to $5.89	1,206,700	5.15	$5.63	91,800	$5.45
$6.03 to $9.20	1,527,850	2.52	$6.72	1,021,225	$6.98
$12.225 to $14.60	2,597,250	3.65	$12.53	1,701,875	$12.48

Total	8,208,675	3.33	$7.52	3,731,085	$8.76

For the year ended March 31, 2005, compensation cost for CAE’s stock options was recognized in net earnings with a corresponding credit of $2.0 million (fiscal 2004-$1.3 million) to contributed surplus using the fair value method of accounting for awards that were granted in fiscal 2004 and 2005.

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2005	2004	2003

Assumptions used in Black-Scholes options pricing model:
Dividend yield	1.26%	1.29%	1.06%
Expected volatility	40.0%	41.5%	46.5%
Risk-free interest rate	5.75%	5.75%	5.26%
Expected life (years)	6	6	6
Weighted average fair value of options granted	$2.27	$1.65	$5.84

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCK-BASED COMPENSATION PLANS (CONT’D)

DISCLOSURE OF PRO FORMA INFORMATION REQUIRED UNDER CICA HANDBOOK SECTION 3870

During the year ended March 31, 2003, the Company granted 1,767,000 options to purchase common shares. The weighted average grant date fair value of options granted during this period amounted to $5.84 per option. To compute the pro forma compensation cost, the Black-Scholes valuation model was used to determine the fair value of the options granted. Pro forma net earnings and pro forma basic and diluted net earnings per share are presented below:

(amounts in millions, except per share amounts)	2005	2004	2003

Net (loss) earnings, as reported	$(199.9)	$64.0	$117.2
Pro forma impact	(2.1)	(2.5)	(2.5)

Pro forma net (loss) earnings	$(202.0)	$61.5	$114.7

Pro forma basic and diluted net earnings per share[1]	$(0.82)	$0.26	$0.52

1	For fiscal 2005, the effect of stock options potentially exercisable on pro forma net loss per share was anti-dilutive; therefore, basic and diluted pro forma net loss per share are the same.

EMPLOYEE STOCK PURCHASE PLAN

The Company maintains an Employee Stock Purchase Plan (“ESPP”) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 10% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $3 on additional employee contributions, to a maximum of 2% of the employee’s base salary. Matching contributions vest at the beginning of the third year following the year during which the employee contributions were made, provided employment has been continuous during that period. Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the Toronto Stock Exchange. The Company recorded compensation expense in the amount of $1.4 million (2004–$1.6 million, 2003–$1.9 million) in respect of employer contributions under the Plan.

DEFERRED SHARE UNIT PLAN

The Company maintains a Deferred Share Unit (“DSU”) Plan for executives whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The Plan is intended to enhance the Company’s ability to promote a greater alignment of interests between executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon an executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

     In fiscal 2000, the Company adopted a DSU Plan for Non-Employee Directors. A non-employee director holding less than 5,000 common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. A non-employee director holding at least 5,000 common shares may elect to participate in the Plan in respect of part or all of his or her retainer and attendance fees. The terms of the Plan are essentially identical to the key executive DSU Plan.

     The Company records the cost of the DSU Plan as compensation expense. As at March 31, 2005, 343,116 units were outstanding at a value of $1.9 million (2004–403,071 units at a value of $2.3 million; 2003–362,498 units at a value of $1.0 million). A total number of 114,969 units were redeemed during the fiscal year ended March 31, 2005 under both DSU Plans in accordance with their respective plan text, for a total of $0.6 million. As at March 31, 2005 and March 31, 2004 no DSU were cancelled.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-TERM INCENTIVE-DEFERRED SHARE UNIT PLAN (MAY 2003 AND MAY 2004)

During the year ended March 31, 2005, the Company adopted, as an element of its long-term incentive compensation plan, a new long-term deferred share units (“LTI-DSU”). This new LTI-DSU does not replace the existing 2003 LTI-DSU Plan. Both plans are intended to enhance the Company’s ability to promote a greater alignment of interests between executives and the shareholders of the Company. LTI-DSUs have been granted to executives and managers of the Company. A LTI-DSU is equal in value to one common share of the Company determined based on the closing quoted market value of the Company shares net of withholdings at a specific date, and subject to the Company plan. The LTI-DSU also accrued dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. The April 2003 LTI-DSU vest equally over four years and can be redeemed for cash upon retirement, death, disability or involuntary termination. In May 2003, the Company issued 1,441,011 LTI-DSU units. The expense recorded in fiscal 2005 with respect to these units was $1.2 million (2004–$1.4 million). The May 2004 LTI-DSU vest equally over five years and can be redeemed for value upon retirement, death, disability or involuntary termination. The vested shares in the account of the participant upon voluntary termination may be redeemed. The value is equal to the fair market value of the equivalent number of common shares of the Company, net of withholdings, in cash. In fiscal 2005, the Company issued 582,431 LTI-DSU units. The expense recorded in fiscal 2005 with respect to these units was $0.6 million. On March 15, 2004, the Company entered into a contract to reduce its earnings exposure to the fluctuations in the Company’s share price (refer to Note 14).

LONG-TERM INCENTIVE-RESTRICTED SHARE UNIT PLAN

The long-term incentive–restricted share unit (LTI-RSU) is intended to enhance CAE Inc.’s ability to attract and retain talented individuals to serve as officers and executive of CAE and to promote a greater alignment of interests between such officers, executives and the shareholders of CAE. The LTI-RSU is set up as a stock based performance plan. Vesting of granted restricted shares is based on the performance of the stock on the third anniversary of the grant date. Vesting is conditional to the targets set out in the LTI-RSU plan and described hereafter:

(i)	100% of the units, if CAE shares have appreciated at least 33% (10% annual compounded growth) during that timeframe; or

(ii)	50% of the units, if CAE shares have appreciated at least 24% (7.5% annual compounded growth) but not as much as 33% during that timeframe.

     No LTI-RSU vest if the market value of the Common Shares has appreciated less than 24% during the specified timeframe.

     No pro-ration in the vesting percentage of LTI-RSU occurs for any appreciation of the market value of CAE shares of between 24% and 33% during the specified timeframe.

In order to determine if the maximum or minimum return has been reached, the plan uses the weighted value of the Common Share, based on the Fair Market value during the twenty trading days immediately preceding the date. If a participant is subjected to employment loss or other form of dismissal other than for cause subjected to conditional pro-rata. If a participant leaves voluntarily or is terminated for cause, both the vested and unvested portion of the Restricted Share Units are cancelled. If the above-mentioned criteria are satisfied, the amount of money to be paid to each participant is determined by the number of Restricted Share Units in the participant’s account multiplied by the closing price of CAE’s stock on the TSX. Therefore, the closing price on the particular date is used for the vesting determination date (i.e. third anniversary vesting date). The participants are paid within ten days of the vesting determination date. In fiscal 2005, the Company issued 788,167-RSU units. The expense recorded in fiscal 2005 with respect to these units was $1.0 million.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.
FINANCIAL INSTRUMENTS

FOREIGN CURRENCY RISK

The Company entered into forward foreign exchange contracts totaling $305.0 million (buy contracts $42.4 million and sell contracts $262.6 million). The total net unrealized gain as of March 31, 2005, is $9.1 million (unrealized loss on buy contracts of $0.1 million and unrealized gain on sell contracts of $9.2 million).

CONSOLIDATED FOREIGN EXCHANGE TRANSACTIONS OUTSTANDING

(amounts in millions)		2005		2004
	notional	average	notional	average
CURRENCIES (SOLD/BOUGHT)	amount[1]	rate	amount[1]	rate

US/CA
Less than 1 year	$169.3	0.7964	$96.4	0.7492
Between 1 and 3 years	48.6	0.7989	15.4	0.7410
Between 3 and 5 years	0.4	0.8263	—	—
CA/US
Less than 1 year	34.4	1.2125	11.8	1.3141
US/EUR
Less than 1 year	—	—	1.9	1.1383
CA/EUR
Less than 1 year	7.9	1.5796	—	—
EUR/CA
Less than 1 year	22.2	0.6268	—	—
Between 1 and 3 years	8.9	0.6271	—	—
Between 3 and 5 years	7.8	0.6147	—	—
GBP/CA
Less than 1 year	5.0	0.4251	3.3	0.4122
Between 1 and 3 years	—	—	0.9	0.4135
CA/GBP
Less than 1 year	0.5	2.2126	—	—
GBP/US
Less than 1 year	—	—	51.7	0.5561

	$305.0		$181.4

1	Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

CREDIT RISK

The Company is exposed to credit risk on billed and unbilled accounts receivable. However, its customers are primarily established companies with publicly available credit ratings or government agencies, factors that facilitate monitoring the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts. The Company closely monitors its exposure to major airlines in order to curtail it to the extent possible.

     The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company minimizes this exposure by entering into contracts with counterparties that are of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored.

> 66

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTEREST RATE EXPOSURE

The Company bears some interest rates fluctuation risk on its variable long-term debt and some fair value risk on its fixed interest long-term debt. As at March 31, 2005, the Company has entered into three interest rate swap agreements with three different financial institutions to mitigate these risks for a total notional value of $65.8 million. One agreement, with a notional value of $39.9 million (US$33.0 million), has converted fixed interest rate debt into floating whereby the Company pays the equivalent of a 3-month LIBOR borrowing rate plus 3.6% and receives a fixed interest rate of 7.8% up to June 2012. The remaining two contracts are converting floating interest rate debt into fixed for a notional value of $25.9 million whereby the Company will receive quarterly LIBOR and a weekly tax-exempt based floating rate and pay fixed interest payments as follows:

•	until September 2005 on $13.3 million (US$11.0 million), the Company will pay monthly a fixed annual interest rate of 5.0%;

•	until October 2016 on $12.6 million (£5.5 million), the Company will pay quarterly fixed annual interest rate of 6.3%.

After considering these swap agreements, as at March 31, 2005, 70% of the long-term debt bears fixed interest rates.

STOCK BASED COMPENSATION COST

In March 2004, the Company entered into an equity swap agreement with a major Canadian institution to reduce its cash and earnings exposure to fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swap partly offsets movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs. As at March 31, 2005, the equity swap agreement covered 600,000 shares of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions have been used to estimate the fair value of the financial instruments:

•	cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the balance sheet, which represent an appropriate estimate of their fair values due to their near-term maturities;

•	capital leases are valued using the discounted cash flow method;

•	long-term debt value is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities;

•	interest rate and currency swap contracts reflect the present value of the potential gain or loss if settlement were to take place at the balance sheet date;

•	the forward foreign exchange contracts are represented by the estimated amounts that the Company would receive or pay to settle the con- tracts at the balance sheet date.

The fair value and the carrying amount of the financial instruments as at March 31 is as follows:

(amounts in millions)		2005		2004
	fair	carrying	fair	carrying
	value	amount	value	amount

Long-term debt	$354.2	$342.9	$612.0	$584.3
Net forward foreign exchange contracts	9.1	—	1.2	—
Interest rate swap contracts	(1.8)	—	(2.6)	—

LETTERS OF CREDIT AND GUARANTEES

As at March 31, 2005, CAE had outstanding letters of credit and performance guarantees in the amount of $73.3 million (2004–$168.6 million) issued in the normal course of business. These guarantees are issued under standby facilities available to the Company through various financial institutions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FINANCIAL INSTRUMENTS (CONT’D)

The advance payment guarantees are related to progress/milestone payments made by our customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and at the satisfaction of the customer. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signature of a certificate of completion. The letters of credit for the operating lease obligations provide credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and an operating lease for a simulator in another subsidiary.

(amounts in millions)	2005	2004

Advance payment	$25.3	$119.2
Contract performance	7.8	10.6
Operating lease obligations	37.6	31.1
Others	2.6	7.7

Total	$73.3	$168.6

RESIDUAL VALUE GUARANTEES-SALE AND LEASEBACK TRANSACTIONS

Following certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $52.3 million of which $22.6 million matures in 2007, $12.3 million matures in 2008, $8.2 million in 2020 and $9.2 million in 2023. Of this amount, as at March 31, 2005, $33.1 million is recorded as deferred gain (2004–$33.1 million).

INDEMNIFICATIONS

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which are not estimable. However, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows.

> 68

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.
INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions)	2005	2004	2003

Earnings before income taxes and discontinued operations	$(405.1)	$58.9	$166.3

Statutory income tax rates in Canada	31.27%	32.78%	34.70%
Income taxes at Canadian statutory rates	$(126.7)	$19.3	$57.7
Difference between Canadian statutory rates and those applicable to foreign subsidiaries	(12.2)	(2.9)	1.4
Manufacturing and processing allowance	—	(0.5)	(3.5)
Goodwill impairment	61.7	—	—
Losses not tax effected	2.7	0.2	1.0
Tax benefit of operating losses not previously recognized	(12.2)	(5.2)	(1.1)
Tax benefit of capital losses not previously recognized	(11.3)	—	—
Non taxable capital gain	(0.1)	(0.2)	(0.7)
Non deductible items	4.5	3.3	(0.4)
Prior years’ tax adjustments and assessments	(3.6)	(3.6)	(0.9)
Impact of change in income tax rates on future income taxes	(1.0)	0.7	(1.7)
Non taxable research and development tax credits	(1.5)	(0.5)	(0.4)
Other	(0.7)	0.9	1.0

Total income tax (recovery) expense	$(100.4)	$11.5	$52.4

Significant components of the provision for income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2005	2004	2003

Current income tax expense	$13.5	$14.4	$36.2
Future income tax (recovery) expense	(113.9)	(2.9)	16.2

Total income tax (recovery) expense	$(100.4)	$11.5	$52.4

The tax effects of temporary differences that gave rise to future tax liabilities and assets are as follows:

(amounts in millions)	2005	2004

Non-capital loss carryforwards	$71.4	$73.6
Capital loss carryforwards	4.6	17.5
Investment tax credits	(20.9)	(14.3)
Property, plant and equipment	(8.7)	(32.7)
Intangibles	(0.5)	(22.3)
Amounts not currently deductible	19.1	13.7
Deferred revenues	12.4	4.7
Percentage of completion versus completed contract	(6.9)	(45.3)
Other	6.2	10.5

	76.7	5.4

Valuation allowance	(31.1)	(43.2)

Net future income tax assets (liabilities)	$45.6	$(37.8)

As of March 31, 2005, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $122.6 million (US$101.3 million). For financial reporting purposes, a net future tax income asset of $33.6 million (US$27.8 million) has been recognized in respect of these loss carry forwards.

     The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $66.8 million. For financial reporting purposes, a net future income tax asset of $10.6 million has been recognized.

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES (CONT’D)

The Company has also accumulated capital losses carried forward relating to operations in the United States for approximately $11.5 million (US$9.5 million). For financial reporting purposes, no future tax income asset was recognized, as a full valuation allowance was taken.

The non-capital losses for income tax purposes expire as follows:

(amounts in millions)	UNITED STATES (US$)	OTHER COUNTRIES (CA$)

Year of expiration:
2006	$—	$—
2007	31.5	—
2008	27.2	0.4
2009	6.0	0.8
2010	—	0.1
2011-2023	36.6	0.6
No expiration	—	64.9

	$101.3	$66.8

The valuation allowance relates principally to loss carryforward benefits where realization is not likely due to a history of loss carryforwards and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2005, $22.3 million (2004–$5.7 million) of the valuation allowance balance was reversed when it became more likely than not that benefits would be realized.

NOTE 16.
DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

(amounts in millions)	2005	2004

Deferred gains on sale and leasebacks (i)	$90.7	$90.5
Deferred revenue and gains	21.1	33.9
Long-term portion of employee benefits obligation (Note 21)	24.9	26.3
Government cost sharing (Note 19)	7.6	7.2
Minority interest (ii)	16.9	1.6
Other	18.6	11.5

	$179.8	$171.0

(i)	The related amortization for the year amounts to $3.5 million (2004–$3.2 million, 2003–$2.1 million).

(ii)	In fiscal 2005 CAE acquired 80% of the training centre Servicios de Instruccion de Vuelo, S.L. in Spain.

NOTE 17.
SUPPLEMENTARY CASH FLOW INFORMATION

Cash provided (used in) by non-cash working capital is as follows:

(amounts in millions)	2005	2004	2003

Accounts receivable	$53.9	$(16.1)	$28.7
Inventories	18.7	(21.6)	0.6
Prepaid expenses	0.5	(6.3)	(6.3)
Income taxes recoverable	28.5	(8.8)	(23.7)
Accounts payable and accrued liabilities	(42.3)	(49.7)	17.9
Deposits on contracts	26.3	2.3	(81.9)

Decrease (increase) in non-cash working capital	$85.6	$(100.2)	$(64.7)

Interest paid	$38.2	$41.1	$38.1
Income taxes paid	$—	$8.2	$3.4

> 70

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings from continuing operations include a net foreign exchange gain of $5.2 million in 2005 or $0.02 per share (2004–net foreign exchange gain of $10.2 million or $0.04 per share, 2003–net foreign exchange gain of $7.6 million or $0.03 per share).

NOTE 18.
CONTINGENCIES

Through the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its financial position.

NOTE 19.
GOVERNMENT COST SHARING

The Company has signed agreements with the Government of Canada whereby the latter shares in the cost, based on expenditures incurred by the Company, of certain R&D programs for visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications. Funding in the amount of $31.2 million related to the visual R&D programs was completed in 2001. There were no royalty payments for this program in fiscal 2005 (2004-$0.4 million). Funding in the amount of $41.4 million related to the civil flight simulation program was completed in 2004. Royalty payments for this program are estimated at $3.5 million in fiscal 2005 (2004-$3.2 million). In fiscal 2003, funding of $39.0 million was approved to develop a military network simulation. Royalty payments for this program are estimated at $2.4 million in fiscal 2005 (2004–nil). The amount of funding received in fiscal 2005 was $10.8 million (2004–$8.5 million, 2003-$12.3 million). The Company provided for $12.9 million of future repayments on the civil flight simulation program and the military network simulation program in fiscal 2005. These programs are repayable in the form of royalties to March 2013 based on future sales. The maximum amount of royalties payable under the visual program is $41.4 million. The maximum payment under the civil or military simulation programs, based on future sales, is $66.0 million and $53.6 million respectively.

NOTE 20.
OPERATING LEASE COMMITMENTS

Future minimum lease payments under operating leases are as follows:

(amounts in millions)	civil	military	total

Years ending March 31,
2006	$46. 1	$34.7	$80.8
2007	58.5	26.3	84.8
2008	48.4	24.3	72.7
2009	36.0	23.4	59.4
2010	33.6	21.8	55.4
Thereafter	284.9	76.6	361.5

	$507.5	$207.1	$714.6

71 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.
EMPLOYEE FUTURE BENEFITS

The Company has two Registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. In addition, the Company maintains a Supplemental arrangement to provide defined benefits for designated executives. This Supplemental arrangement is solely the obligation of the Company and there is no requirement to fund it. The Company, however, is obligated to pay the benefits when they become due. Once the designated executive retires from the Company, the Company is required to secure the obligation for that executive. As at March 31, 2005, the Company has issued letters of credit totaling $19.2 million to secure the obligations under this Supplemental arrangement.

     Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities and government and corporate bonds.

     On February 3, 2005 the Company sold the Marine Controls division, resulting in a curtailment loss of $0.2 million which has been included in discontinued operations.

     On January 1, 2005, the Company approved some pension plan improvements to the Registered pension plans resulting in increased pension obligations of $0.9 million.

The changes in the pension obligations and in the fair value of assets and the funded status of the Registered pension plans were as follows:

(amounts in millions)	2005	2004

Change in pension obligations
Pension obligation, beginning of year	$139.5	$133.5
Current service cost	3.6	3.4
Interest cost	9.0	8.6
Curtailment of discontinued operations	(4.2)	(1.5)
Employee contributions	2.6	2.7
Plan amendments	0.9	1.2
Pension benefits paid	(8.1)	(8.4)
Actuarial loss	15.4	—

Pension obligation, end of year	158.7	139.5

Change in fair value of plan assets
Fair value of plan assets, beginning of year	$118.9	$105.6
Actual return on plan assets	12.6	14.4
Pension benefits paid	(8.1)	(8.4)
Settlement of discontinued operations	(4.2)	(1.3)
Plan expenses	(0.3)	(0.3)
Employee contributions	2.6	2.7
Employer contributions	6.7	6.2

Fair value of plan assets, end of year	128.2	118.9

Funded status-plan deficit	(30.5)	(20.6)
Unrecognized net actuarial loss	42.4	34.4
Unamortized past service cost	6.1	5.8

Amount recognized as an asset, end of year	$18.0	$19.6

As at March 31, 2004 and March 31, 2005, all plans had pension obligations in excess of plan assets.

> 72

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAE pension plan weighted-average asset allocations by asset category are as follows:

allocation of plan assets at measurement dates
asset category	december 31, 2004	december 31, 2003

Equity securities	63%	64%
Fixed income securities	37%	36%

Total	100%	100%

There is a target allocation percentage for equity securities of 63%, which includes a mix of Canadian, U.S. and international equities, and for the fixed income securities of 37%, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly, and are rebalanced regularly to the target mix. Fund managers are responsible for investing the assets so as to achieve return in line with underlying market indices.

The net pension cost for Registered pension plans for the years ended March 31 included the following components:

(amounts in millions)	2005	2004	2003

Current service cost	$3.6	$3.4	$3.8
Plan expenses	0.3	0.3	0.3
Interest cost on pension obligations	9.0	8.5	7.6
Actual return on plan assets	(12.6)	(14.4)	7.3
Net actuarial loss on benefit obligation	15.4	—	7.3
Past service cost arising from plan amendments in the period	0.9	1.2	2.8

Pension cost before adjustments to recognize the long-term nature of plans	16.6	(1.0)	29.1

Adjustments to recognize long-term nature of plans:
Difference between expected return and actual return on plan assets	4.8	7.7	(14.5)
Difference between actuarial loss recognized for the year and actual actuarial loss on benefit obligation for the year	(14.0)	2.2	(6.5)
Difference between amortization of past service cost for the year and actual plan amendments for the year	(0.4)	(0.8)	(2.6)

Total adjustment	(9.6)	9.1	(23.6)

Net pension cost	7.0	8.1	5.5
Curtailment/settlement of discontinued operations	1.3	0.8	—

Net pension cost including curtailment/settlement of discontinued operations	$8.3	$8.9	$5.5

The following components must be disclosed under US GAAP and are combinations of elements presented above:

(amounts in millions)	2005	2004	2003

Expected return on plan assets	$(7.8)	$(6.7)	$(7.2)
Amortization of net actuarial loss	1.4	2.2	0.8
Amortization of past service costs	0.5	0.4	0.2

With respect to the Supplemental arrangement, the net pension cost for 2005 was $1.4 million (2004–$1.7 million; 2003–$1.7 million). The net pension cost for 2005 is made up of $0.8 million of current service cost (2004–$0.8 million; 2003–$0.8 million), $1.0 million of interest cost on obligations (2004–$0.9 million; 2003–$0.9 million), $1.0 million of actuarial loss (2004–$0.1 million; 2003–$1.7 million), an adjustment to actuarial loss of ($1.0) million (2004–($0.1) million; 2003–($1.7 million) and ($0.4) million (2004–nil; 2003–nil) of settlement and other loss.

     The pension obligations relative to the Supplemental arrangement was $16.1 million as at March 31,2005 (2004–$14.6 million; 2003 – $13.7 million). In fiscal year ending March 2005, the current service cost was $0.8 million, the interest cost on pension obligations was $0.9 million, the benefits paid were $0.8 million, the actuarial loss was $1.0 million, the special/contractual termination benefits was $0.2 million and the settlement of discontinued operations was $0.6 million. In fiscal year ending March 2004, the current service cost was $0.8 million, the interest cost on pension obligations was $0.9 million, the benefits paid were $0.9 million and the actuarial loss was $0.1 million. The total amount recognized as a liability, as at March 31, 2005, was $16.0 million (2004–$15.4 million). The difference between this obligation recognized by the Company and the pension obligation is the amount of unamortized actuarial (loss) gains of $(0.1) million (2004-$0.8 million).

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> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. EMPLOYEE FUTURE BENEFITS (CONT’D)

Expected contributions and benefit payments:

In the fiscal year ending March 2005, CAE contributed $6.7 million (2004–$6.2 million) to its Registered pension plans and an additional $0.8 million (2004-0.9$ million) to the Supplemental arrangement.

     In the next fiscal year, CAE expects to contribute $7.4 million to its Registered pension plans and an additional $0.8 million to the Supplemental arrangement.

The benefit payments expected to be paid in future years are as follows:

	registered	supplemental
(amounts in millions)	plans	arrangement

Year:
2006	$8.3	$0.9
2007	8.9	0.9
2008	9.5	0.9
2009	10.3	0.9
2010	11.1	1.0
2011-2015	70.0	6.5

Significant assumptions (weighted average):

	2005	2004

Pension obligations as of March 31:
Discount rate	6.0%	6.5%
Compensation rate increases (i)	4.5%	4.25%
Net pension cost:
Expected return on plan assets	6.5%	6.5%
Discount rate	6.5%	6.5%
Compensation rate increases (i)	4.5%	4.25%

(i)	For the executive plans, the compensation rate increase is 3.25%.

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of asset based on the asset allocation.

     The Company measures its benefit obligations and fair value of plan assets for accounting purposes as at December 31 of each year. The most recent actuarial valuation of the pension plans for funding purposes was as of March 28, 2002 for the employee Registered plan, and December 31, 2001 for the designated executive Registered plan. The next required valuation will be as of December 31, 2004 for both Registered plans.

     The total net amount recognized for the Registered plans and the Supplemental arrangement is an asset of $2.0 million (2004–asset of $4.2 million) and is included in the Company’s Consolidated Balance Sheet in other assets for $18.0 million (2004 – $19.6 million) and in deferred gains and other long-term liabilities for $16.0 million (2004–$15.4 million).

NOTE 22.
CURRENCY TRANSLATION ADJUSTMENT

The net change in the currency translation adjustment account is as follows:

(amounts in millions)	2005	2004

Balance at beginning of year	$(12.1)	$28.5
Effect of changes in exchange rates during the year:
On net investment in self-sustaining subsidiaries (net of taxes)	(59.4)	(62.2)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments in self-sustaining foreign subsidiaries	12.2	21.6
Portion included in income as a result of reductions in net investments in self-sustaining foreign operations	(7.0)	—

Balance at end of year	$(66.3)	$(12.1)

> 74

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.
INVESTMENT TAX CREDITS

In the first quarter of fiscal 2005, an amount of $11.4 million, net of tax of $4.7 million of ITC was recognized in net earnings and $0.4 million was recorded against deferred development costs for expenses. These amounts related to the results of examinations by the taxation authorities for fiscal years 2000 to 2002, and to Management’s reassessment of its best estimate of potential tax liabilities for the subsequent fiscal years. On a per segment and discontinued operations basis gross ITC were recognized as follows: Civil $9.8 million, Military $4.4 million and discontinued operations $1.9 million.

     The following table provides the earnings from operations before interest and income taxes amounts by segment and discontinued operations, including and excluding ITC provisions reversed based on recent tax examinations:

	including	excluding
	itc provisions	itc provisions
(amounts in millions)	reversed	reversed

Civil	$47.6	$37.8
Military	47.2	42.8
Discontinued operations	135.0	133.1

	$229.8	$213.7

NOTE 24.
RESTRUCTURING COSTS

In fiscal 2004 and fiscal 2005, the Company proceeded with three measures intended to restore the Company’s profitability, cash flow and return on investment.

     The first two initiatives were announced at the end of the fourth quarter of fiscal 2004 and carried-out during the first and second quarters of fiscal 2005.

     The first initiative resulted in a restructuring charge of $8.2 million that was recorded in the results of the fourth quarter of fiscal 2004. An amount of $0.7 million related to the sale of its Marine Controls segment has been allocated to discontinued operations. The charge included severance and other involuntary termination costs that related mainly to the workforce reduction of approximately 250 employees in the Montreal plant, following the loss of a major simulation equipment contract to a competitor. The complete amount was disbursed during the first and second quarters of fiscal 2005.

     The second initiative was designed to integrate a number of functions in some European training centres. A restructuring charge of $1.8 million, mainly for severances and other costs, was also recorded in the results of the fourth quarter of fiscal 2004. During fiscal 2005, an amount of $1.2 million was disbursed, leaving a provision of $0.6 million, expected to be paid by the end of the first quarter of fiscal 2006.

     During the fourth quarter of 2005, following a comprehensive review of current performance and the strategic orientation of its operations, the Company announced a broad restructuring plan aimed at the elimination of existing duplications between the Civil and Military segments and the achievement of a more competitive cost structure. The plan, that includes a workforce reduction of approximately 450 employees and the closing of redundant facilities, has an important effect on the Company’s operations in Montreal but also around the world, including some European and American training centres. Total amount to be incurred as a result of this measure is in the range of $55 to $65 million. A restructuring charge of $24.5 million, consisting mainly of severance and other related costs, was recorded in the results of the fourth quarter of fiscal year 2005 on a separate line of the statement of earnings. During the quarter, $13.9 million was paid, resulting in a balance of $10.6 million as at March 31, 2005, which is expected to be paid in fiscal year 2006.

RESTRUCTURING COSTS SUMMARY

	employee
	termination
(amounts in millions)	costs	other costs	total

Costs charged to expense	$8.7	$0.6	$9.3
Payments made	(8.2)	(0.5)	(8.7)

Balance of provision as at March 31, 2004	0.5	0.1	0.6
Costs charged to expense	20.8	3.7	24.5
Payments made	(12.1)	(1.8)	(13.9)

Balance of provision as at March 31, 2005	$9.2	$2.0	$11.2

75 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25.
VARIABLE INTEREST ENTITIES

The Company has entered into sale and leaseback arrangements with special purpose entities (“SPEs”). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation. These leases expire in different periods up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. These SPEs are financed by secured long-term debt and third-party equity investors who in certain cases benefit from tax incentives. The equipment serves as collateral for the SPEs’ long-term debt.

     The Company’s variable interests in these SPEs are solely through residual value guarantees and fixed purchase price options, except for one case where it is in the form of equity and subordinated loan. In one case, the Company also provides administrative services to the SPE in return for a market fee.

     Some of these SPEs are variable interest entities (VIEs) and the Company is the primary beneficiary for only one of them with assets and liabilities amounting to $44.1 million and $38.9 million respectively as at March 31, 2005. Accordingly, this entity was consolidated effective January 1, 2005 and the retroactive application, without restatement, of AcG-15 resulted in a $3.3 million increase in retained earnings as at March 31, 2005. For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate under AcG-15. As at March 31, 2005, the Company’s maximum potential exposure relating to these non-consolidated SPEs was $49.4 million. The non-consolidated SPEs’ assets amounted to $183.8 million as at March 31, 2005.

     The liabilities recognized as a result of consolidating this VIE do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Additionally, the consolidation of this VIE did not result in any change in the underlying tax, legal or credit exposure of the Company.

NOTE 26.
OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company’s significant operating segments include:

(i)	Civil Simulation and Training (“Civil”) –a world-leading supplier of civil flight simulators and visual systems, and a provider of business and civil aviation training.

(ii)	Military Simulation and Training (“Military”) –a premier supplier of military flight and land-based simulators, visual and training systems.

Each operating segment is led by a senior executive and offers different products and uses different technology and marketing strategies. The Company evaluates performance based on earnings before interest, income taxes and discontinued operations and uses capital employed to assess resources allocated to each segment. Capital employed includes accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets less accounts payable and accrued liabilities, deposits on contracts and deferred gains and other long-term liabilities.

> 76

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial information on the Company’s operating segments is shown in the following table:

OPERATING SEGMENTS

(amounts in millions)	2005	2004	2003

Capital employed
Civil	$621.5	$1,030.1	$1,143.2
Military	193.5	303.6	251.9
Other	15.3	(21.5)	(35.9)

Total capital employed	$830.3	$1,312.2	$1,359.2
Cash and cash equivalents	57.1	54.7	13.5
Restricted cash	0.9	7.0	14.4
Short-term investments	—	—	2.5
Income taxes recoverable	58.5	52.0	25.7
Accounts payable and accrued liabilities	312.8	322.0	376.5
Deposits on contracts	93.5	69.3	68.5
Future income taxes— short-term	2.5	1.8	(13)
Future income taxes— long-term	101.0	89.0	85.7
Deferred gains and other long-term liabilities	179.8	171.0	139.6
Assets held for sale	63.3	229.7	272.2

Total assets	$1,699.7	$2,308.7	$2,356.5

Total assets by segment
Civil	$929.7	$1,315.6	$1,460.6
Military	418.5	509.6	449.1
Assets held for sale	63.3	229.7	272.2
Other	288.2	253.8	174.6

	$1,699.7	$2,308.7	$2,356.5

Segmented revenues
Civil	$523.0	$465.0	$518.1
Military	467.6	477.5	463.7

	$990.6	$942.5	$981.8

Intersegment revenues
Civil	$2.8	$3.2	$0.9
Military	1.6	0.9	4.1

	$4.4	$4.1	$5.0

External revenues
Civil	$520.2	$461.8	$517.2
Military	466.0	476.6	459.6

	$986.2	$938.4	$976.8

Amortization of property, plant and equipment
Civil	$41.8	$37.7	$37.2
Military	12.1	12.7	11.0
Other	1.2	0.9	0.3

	$55.1	$51.3	$48.5

Amortization of intangible assets
Civil	$6.3	$6.8	$7.5
Military	0.1	0.1	0.2

	$6.4	$6.9	$7.7

Amortization of other assets
Civil	$14.4	$10.1	$5.3
Military	4.5	1.4	1.6
Other	1.6	1.7	2.0

	$20.5	$13.2	$8.9

77 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26. OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION (CONT’D)

OPERATING SEGMENTS

(amounts in millions)	2005	2004	2003

Capital expenditures
Civil	$111.5	$81.7	$212.1
Military	6.5	5.1	12.1

	$118.0	$86.8	$224.2

Additions and adjustments to goodwill
Civil	$1.1	$(12.5)	$(4.8)
Military	(4.5)	(7.4)	(7.1)
Impairment	(205.2)	—	—

	$(208.6)	$(19.9)	$(11.9)

Additions and adjustments to intangible assets
Civil	$3.8	$(5.9)	$6.2
Military	0.7	(0.2)	(0.2)
Impairment	(107.1)	—	—

	$(102.6)	$(6.1)	$6.0

GEOGRAPHIC INFORMATION

(amounts in millions)	2005	2004	2003

Revenue from external customers based on their location
Canada	$81.4	$109.8	$75.3
United States	413.5	302.2	292.0
United Kingdom	85.3	86.5	109.6
Germany	110.2	129.8	113.7
Other European countries	137.9	153.2	128.0
Other countries	157.9	156.9	258.2

	$986.2	$938.4	$976.8

Property, plant and equipment, goodwill and intangible assets
Canada	$195.7	$224.1	$226.6
United States	277.4	430.6	563.1
European	405.1	500.9	466.4
Other countries	26.3	54.3	83.1

	$904.5	$1,209.9	$1,339.2

> 78

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27.
DIFFERENCES BETWEEN CANADIAN AND UNITED STATES
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (US GAAP).

     Additional disclosures required under US GAAP have been provided in the accompanying financial statements and notes.

The reconciliation of net earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:

Years ended March 31 (amounts in millions, except per share amounts)	note	2005	2004	2003

Net (loss) earnings in accordance with Canadian GAAP		$(199.9)	$64.0	$117.2
Discontinued operations in accordance with Canadian GAAP		104.8	16.6	3.3

(Loss) Earnings from continuing operations for the year in accordance with Canadian GAAP		$(304.7)	$47.4	$113.9
Deferred development costs, net of tax recovery of $2.2 (2004 - recovery-$1.2), (2003 - recovery — $2.7)	A	9.5	(2.5)	(5.8)
Deferred pre-operating costs, net of tax expense of $3.6 (2004 - $0.4), (2003 - recovery-$1.2)	B	8.1	(0.1)	(2.6)
Derivative instruments, net of tax recovery of $0.8 (2004 -$4.0) (2003 -$7.2)	C	(4.0)	(8.5)	(15.5)
Variable interest entities net of tax expense of $0.5 (2004 - $2.5) , (2003 - $0.9)	G	0.6	5.3	2.0
Foreign exchange gain on purchase of subsidiary in 2002, net of tax recovery of $3.7 million	E	(7.9)	—	—

(Loss) Earnings from continuing operations before cumulative effect of accounting change — US GAAP		$(298.4)	$41.6	$92.0
Discontinued operations in accordance to US GAAP	A,B,C,H	98.9	15.9	3.9

Net (loss) earnings before cumulative effect of accounting change — US GAAP		$(199.5)	$57.5	$95.9
Cumulative effect on prior years of accounting change	D,G	(0.6)	—	—

Net (loss) earnings for the year in accordance with US GAAP		$(200.1)	$57.5	$95.9

Basic and diluted (loss) earnings per share from continuing operations in accordance with US GAAP		$(1.21)	$0.18	$0.42

Basic and diluted results per share from discontinued operations in accordance with US GAAP		$0.40	$0.07	$0.02

Basic and diluted net (loss) earnings per share before cumulative effect of accounting change in accordance with US GAAP		$(0.81)	$0.25	$0.44

Basic and diluted net (loss) earnings per share in accordance with US GAAP		$(0.81)	$0.25	$0.44

Dividends per common share		$0.10	$0.12	$0.12

Weighted average number of common shares outstanding		247.1	233.2	219 .4

(amounts in millions)		2005	2004	2003

Comprehensive income
Net (loss) earnings in accordance with US GAAP		$(200.1)	$57.5	$95.9
Accumulated minimum pension liability, net of taxes of $1.7 (2004- $4.2) (2003 - $10.8)	J	(4.2)	9.1	(23.5)
Foreign currency translation adjustments		(41.3)	(40.1)	36.8

Comprehensive income		$(245.6)	$26.5	$109.2

79 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

ACCUMULATED OTHER COMPREHENSIVE LOSS IN ACCORDANCE WITH US GAAP

	foreign	change
	currency	in minimum
	translation	pension
(amounts in millions)	adjustments	liability	total

Opening balance — 2003	$(15.1)	$—	$(15.1)
Changes for the year — 2003	36.8	(23.5)	13.3

Closing balance — 2003	21.7	(23.5)	(1.8)
Changes for the year — 2004	(40.1)	9.1	(31.0)

Closing balance — 2004	(18.4)	(14.4)	(32.8)
Changes for the year — 2004	(41.3)	(4.2)	(45.5)

Ending balance — 2005	$(59.7)	$(18.6)	$(78.3)

The cumulative effect of these adjustments on the shareholders’ equity of the Company is as follows:

(amounts in millions)	note	2005	2004

Shareholders’ equity in accordance with Canadian GAAP		$651.6	$918.8
Deferred development costs, net of tax expense of $15.6 (2004 — $13.4)	A	(18.4)	(27.9)
Deferred pre-operating costs, net of tax expense of $5.2 (2004 — $8.8)	B	(10.8)	(18.9)
Derivative instruments, net of tax expense of $10.3 (2004 — $9.8)	C	(22.5)	(21.0)
Foreign currency translation adjustments	H	—	(6.6)
Variable interest entities net of tax recovery of nil (2004 — $3.0)	I	—	6.0
Foreign exchange gain on purchase of subsidiary, net of tax recovery of nil (2004 - $3.7)	E	—	7.9
Minimum pension liability, net of tax expense of $8.3 (2004 - $6.6)	J	(18.6)	(14.4)

Shareholders’ equity in accordance with US GAAP		$581.3	$843.9

> 80

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The balance sheets in accordance with US GAAP as at March 31, 2005 and March 31, 2004 are as follows:

			march 31, 2005		march 31,2005
		canadian	us	canadian	us
(amounts in millions)	notes	gaap	gaap	gaap	gaap

Assets
Cash and cash equivalents		$57.1	$57.1	$54.7	$54.7
Accounts receivable		255.7	255.7	316.5	316.5
Derivative instruments	C	—	9.1		1.4
Inventories		101.0	101.0	147.7	147.7
Prepaid expenses		17.8	17.8	19.6	16.2
Income taxes recoverable		58.5	58.5	52.0	52.0
Future income taxes		2.5	2.5	1.8	1.8
Current assets held for sale		5.8	3.4	89.8	87.7

		$498.4	$505.1	$682.1	$678.0

Restricted cash		0.9	0.9	7.0	7.0
Property, plant and equipment, net		792.2	792.2	780.0	858.9
Future income taxes	A,B,C,E,G,J	101.0	140.9	89.0	120.7
Intangible assets	J	20.2	26.3	129.2	135.0
Goodwill		92.1	92.1	300.7	312.3
Other assets	A,B	137.4	90.5	180.8	114.2
Long-term assets held for sale		57.5	56.9	139.9	140.0

		$1,699.7	$1,704.9	$2,308.7	$2,366.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities		$312.8	$312.8	$322.0	$321.3
Deposits on contracts		93.5	93.5	69.3	69.3
Derivative instruments	C	—	42.3	—	31.3
Long-term debt due within one year		35.3	35.3	8.8	21.1
Future income taxes		19.6	19.6	51.1	51.1
Current liabilities related to assets held for sale	J	7.8	8.0	54.5	55.8

		$469.0	$511.5	$505.7	$549.9

Long-term debt		307.6	307.6	575.5	669.1
Deferred gains and other long-term liabilities	J	179.8	212.8	171.0	165.5
Future income taxes		38.3	38.3	77.5	77.5
Long-term liabilities related to assets held for sale		53.4	53.4	60.2	60.2

		$1,048.1	$1,123.6	$1,389.9	$1,522.2

Shareholders’ equity
Capital stock	F,K	$373.8	$618.0	$367.5	$611.7
Contributed surplus		3.3	3.3	1.3	1.3
Retained earnings	A,B,C,D,E,F,G,H,K	340.8	38.3	562.1	263.7
Currency translation adjustment	H,I	(66.3)	—	(12.1)	—
Accumulated other comprehensive loss	H,J	—	(78.3)	—	(32.8)

		$651.6	$581.3	$918.8	$843.9

		$1,699.7	$1,704.9	$2,308.7	$2,366.1

81 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

CONSOLIDATED STATEMENT OF CASH FLOWS

Under US GAAP reporting, separate subtotals within operating, financing and investment activities would not be presented.

The reconciliation of cash flows under Canadian GAAP to conform to US GAAP is as follows:

Years ended March 31 (amounts in millions)	note	2005	2004	2003

Cash flows from operating activities in accordance with Canadian GAAP		$207.6	$5.7	$154.9
Deferred development costs	A	(9.9)	(12.7)	(13.3)
Deferred pre-operating costs	B	(1.7)	(6.6)	(10.3)
Variable interest entities	G	5.6	13.7	10.9
Deferred pre-operating costs related to discontinued operations		(0.4)	(3.8)	2.7

Cash flows from operating activities in accordance with US GAAP		$201.2	$(3.7)	$144.9

Cash flows from investing activities in accordance with Canadian GAAP		$131.6	$24.5	$(134.4)
Deferred development costs	A	9.9	12.7	13.3
Deferred pre-operating costs	B	1.7	6.6	10.3
Deferred pre-operating costs related to discontinued operations		0.4	3.8	(2.7)

Cash flows from investing activities in accordance with US GAAP		$143.6	$47.6	$(113.5)

Cash flows from financing activities in accordance with Canadian GAAP		$(337.3)	$17.8	$(94.4)
Variable interest entities	G	(5.6)	(13.7)	(10.9)

Cash flows from financing activities in accordance with US GAAP		$(342.9)	$4.1	$(105.3)

RECONCILIATION ITEMS

A) DEFERRED DEVELOPMENT COSTS

Under US GAAP, development costs are charged to expense in the period incurred. Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. The difference between US GAAP and Canadian GAAP represents the gross development costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

B) DEFERRED PRE-OPERATING COSTS

Under US GAAP, pre-operating costs are charged to expense in the period incurred. Under Canadian GAAP, the amounts are deferred and amortized over 5 years based on the expected period and pattern of benefit of the deferred expenditures. The difference between US GAAP and Canadian GAAP represents the gross pre-operating costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

C) DERIVATIVE FINANCIAL INSTRUMENTS

Under Canadian GAAP, the Company recognizes the gains and losses on forward contracts entered into for hedging purposes in income concurrently with the recognition of the transactions being hedged. The interest payments relating to swap contracts are recorded in net earnings over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense. Under US GAAP, all derivatives (including embedded derivatives in purchase and sale contracts) are recorded on the balance sheet at fair value. Realized and unrealized gains and losses resulting from the valuation of derivatives at market value are recognized in net earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged, as the Company does not apply the optional hedge accounting provisions of SFAS 133, 138 and 149.

D) ADJUSTMENTS FOR CHANGES IN ACCOUNTING POLICIES

Under US GAAP, the cumulative effect of certain accounting changes must be included in earnings in the year of the change. Under Canadian GAAP, the impact is reflected through retained earnings.

> 82

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

E) FOREIGN EXCHANGE GAIN ON PURCHASE OF SUBSIDIARY

Under Canadian GAAP, upon the purchase of Schreiner, a foreign exchange gain was recorded in fiscal 2002 as a reduction of goodwill on the forward contract hedge of the foreign currency denominated purchase price. Under US GAAP, this gain was recorded in earnings. In fiscal 2005, Management performed a comprehensive review of current performance and strategic orientation of its business units, which led to the review of the carrying amount of certain assets such as the goodwill of Schreiner (Note 4). Accordingly, an additional impairment charge of $7.9 million (net of tax of $3.7 million) was recorded in earnings as per US GAAP.

F) REDUCTION IN STATED CAPITAL

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under US GAAP, the reduction of stated capital would not be permitted.

G) VARIABLE INTEREST ENTITIES

The Company enters into sale and leaseback arrangements with special purposes entities (SPEs) relating to simulation equipment used in the Company’s training center. Prior to the adoption of FASB Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities”, the Company was consolidating SPEs for which legal stated capital represented less than 3% of their assets. Under those rules, three SPEs were consolidated.

     In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, Consolidation of Variable Interest Entities. This interpretation clarifies how to apply Accounting Research Bulletin (“ARB No. 51”) Consolidated Financial Statements to those entities defined as Variable interest entities, when equity investors are not considered to have a controlling financial interest or they have not invested enough equity to allow the entity to finance its activities without additional subordinated financial support from other parties. This interpretation requires that existing unconsolidated variable interest entities be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An entity that holds a significant variable interest but is not the primary beneficiary is subject to specific disclosure requirements.

     In December 2003, the FASB revised FIN No.46 to make certain technical corrections and address certain implementation issues that had arisen. FIN No.46R provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. The Company was required to replace FIN No. 46 provisions with FIN No. 46R provisions to all newly created post-January 31, 2003 entities as of the end of the first period ending after March 15, 2005. As a foreign private issuer, the company will apply the provisions of FIN 46R to entities created before February 1, 2003, starting April 1, 2004. The Company adopted FIN No. 46R on April 1, 2004.

     Upon adoption by the Company of FIN No. 46R, the Company concluded that two out of the three SPEs that were consolidated under the old rules did not require to be consolidated anymore. The impact on CAE’s net earnings of the deconsolidation is $0.6 million.

     A similar accounting standard under Canadian GAAP, AcG 15–Consolidation of Variable Interest Entities, has been adopted by the Company on January 1, 2005 (Note 1). Due to a different application date between Canadian and US GAAP, the Company had to record in fiscal 2005 a decrease of $0.6 million (net of taxes of $0.5 million) in its net earnings as per US GAAP.

H) FOREIGN CURRENCY TRANSLATION ADJUSTMENT

Under US GAAP, foreign currency translation adjustment is included as a component of “Comprehensive income”. Under Canadian GAAP, the concept of comprehensive income is not yet applicable for the Company, and the currency translation adjustment is included as a component of “Shareholders’ equity”. In fiscal 2005, the Company transferred to earnings an amount of $6.6 million, as a results of reductions in net investments in self-sustaining foreign operations. Under US GAAP the reduction in currency translation adjustment account would not be permitted.

I) COMPREHENSIVE INCOME

US GAAP requires disclosure of comprehensive income, which comprises income and other components of comprehensive income. Other comprehensive income includes items that cause changes in shareholders’ equity but are not related to share capital or net earnings, which, for the Company, comprises currency translation adjustments and change in minimum pension liability. Under Canadian GAAP, the requirement to report comprehensive income will be applicable for the Company only in fiscal 2007 with the adoption of section 1530 “Comprehensive Income”.

J) MINIMUM PENSION LIABILITY

Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the remainder is charged to comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

83 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

K) SHARE ISSUE COSTS

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of taxes. Under US GAAP, these costs were recorded as a reduction of capital stock.

ACCOUNTING CHANGES

ACCOUNTING FOR STOCK-BASED COMPENSATION

Prior to April 1, 2003, CAE had elected to measure stock-based compensation using the intrinsic value base method of accounting. In that instance, however, under SFAS 123, the Company is required to make pro forma disclosures of net earnings, basic earnings per share and diluted earnings per share using the fair value method of accounting for stock-based compensation granted prior to April 1, 2003.

Pro forma net earnings and pro forma basic and diluted net earnings per share are presented below:

(amounts in millions of Canadian dollars, except per share amounts)	2005	2004	2003

Net (loss) earnings, as reported per US GAAP	$(200.1)	$57.5	$95.9
Compensation expense recorded	2.0	1.3	—

Net (loss) earnings before the effect of Stock-based compensation	(198.1)	58.8	95.9
Pro forma impact	(6.4)	(6.0)	(5.6)

Pro forma net (loss) earnings	(204.5)	52.8	90.3

Pro forma basic and diluted net (loss) earnings per share	(0.83)	0.23	0.41

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In fiscal 2004, the Company adopted SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies the financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 had no impact on CAE’s financial position.

PENSION AND OTHER RETIREMENT BENEFITS

During 2003, the Financial Accounting Standards Board revised SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS 132 retains and revises the disclosure requirements contained in the original SFAS 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans.

CAE adopted revised SFAS 132, in fiscal 2004.

RECENT ACCOUNTING DEVELOPMENTS

EXCHANGES FOR NON-MONETARY ASSETS

During 2004, the Financial Accounting Standards Board issued SFAS 153, Exchanges for Non-Monetary Assets. SFAS 153 amends APB Opinion No.29, Accounting for Non-Monetary Transactions, and requires that all non-monetary exchanges be accounted for at fair value except for the exchanges of non-monetary assets that do not have commercial substance. The Company still evaluating the impact of this new standard on its financial statements, and is required to apply it to all non-monetary asset exchanges occurring in periods beginning after July 1, 2005.

STOCK-BASED COMPENSATION

In December 2004, the FASB has issued SFAS 123 (revised). This standard amends SFAS 123 Accounting for Stock-Based Compensation. The principal amendments require companies to recognize the costs of providing stock options to employees based on the fair value of the options at the grant date. The obligations to pay cash to employees based on the company’s share price must be recorded at fair value using an option pricing model. The Company still evaluating the impact of this new standard on its financial statements, and is required to apply this standard for periods beginning after June 15, 2005.

> 84

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ADDITIONAL DISCLOSURES

Additional disclosures required under US GAAP are as follows:

I) STATEMENTS OF EARNINGS

For the years ended March 31 (amounts in millions)		2005		2004		2003
	CANADIAN	US	CANADIAN	US	CANADIAN	US
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Revenues from sales of simulators	$456.4	$453.5	$456.1	$434.3	$530.6	$516.0
Revenues from sales of services	$529.8	$529.9	$482.3	$482.3	$446.2	$446.2
Cost of sales from simulators	$280.9	$281.7	$282.6	$281.6	$231.4	$231.4
Cost of sales from services	$317.8	$302.6	$277.0	$274.0	$239.5	$246.5
Research and development expenses	$93.5	$100.8	$81.0	$84.6	$108.3	$116.8
Rental expenses	$94.0	$94.0	$91.9	$79.0	$87.5	$73.2
Selling, general and administrative expenses	$105.2	$105.2	$115.3	$115.3	$115.7	$115.7
Impairment charges	$443.3	$440.4	$—	$—	$—	$—
Interest expense	$32.1	$33.9	$22.4	$22.2	$28.1	$44.6

II) BALANCE SHEET

Accounts payable and accrued liabilities on a Canadian GAAP basis are presented below:

As at March 31 (amounts in millions)	2005	2004

Accounts payable trade	$93.0	$91.0
Contract liabilities	90.1	101.9
Income tax payable	7.7	23.8
Other accrued liabilities	122.0	105.3

Accounts payable and accrued liabilities	$312.8	$322.0

Accounts receivable from government amounted to $52.4 million as of March 31, 2005 (2004–$33.9 million).

III) INCOME TAXES

The components of earnings from continuing operations and income taxes on a Canadian GAAP basis are as follows:

For the years ended March 31 (amounts in millions)	2005	2004	2003

Earnings before income taxes and other items
Canada	$(87.0)	$(13.8)	$96.4
Other countries	(318.1)	72.7	69.9

	$(405.1)	$58.9	$166.3

Current income taxes
Canada	$(1.8)	$1.8	$37.8
Other countries	15.3	12.6	(1.6)

	$13.5	$14.4	$36.2

Future income taxes
Canada	$(25.8)	$(6.9)	$(1.4)
Other countries	(88.1)	4.0	17.6

	$(113.9)	$(2.9)	$16.2

Income tax provision	$(100.4)	$11.5	$52.4

85 >

> CAE ANNUAL REPORT 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

VI) PRODUCT WARRANTY COSTS

The Company has warranty obligations in connection to the sale of its civil and military simulators. The original warranty period is usually for a two-year period. The cost incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time revenue is recognized. The Company estimates its warranty cost for a given product based on past experience. The change in the Company’s accrued warranty liability as at March 31, are as follows:

(amounts in millions)	2005	2004

Accrued warranty liability at beginning of year	$6.6	$10.7
Warranty settlements during the year	(5.5)	(7.5)
Warranty provisions	3.9	3.0
Adjustments for changes in estimates	0.3	0.4

Accrued warranty obligations at the end of the year	$5.3	$6.6

V) PENSION

Obligations and funded status:

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $158.5 million for March 31, 2005 and $139.8 million for March 31, 2004. At these dates, all plans had accumulated benefit obligation in excess of plan assets.

As at March 31 Before taxes (amounts in millions)	2005	2004	2003

Minimum Liability	$30.4	$20.9	$30.1
Balance — fiscal year end:
Additional liability	$33.2	$26.8	$39.5
Intangible Assets	(6.1)	(5.8)	(5.2)

Accumulated Net Additional Liability	$27.1	$21.0	$34.3

Change in Accumulated Net Additional Liability	$6.1	$(13.3)	$34.3

VI) IMPAIRMENT OF GOODWILL, TANGIBLE AND INTANGIBLE ASSETS

During the third quarter of fiscal 2005, the Company recorded an impairment charge of $443.3 million. For US GAAP purposes the impairment will be different has the company expenses development and pre-operating costs when incurred and because the carrying amount of goodwill is different for Canadian and US GAAP (Refer to E).

     Accordingly, the Company recorded a $440.4 million impairment charge for US GAAP purposes, virtually all related to its Civil business, detailed as follows:

(amounts in millions)	2005

Goodwill	$216.8
Customer relations	86.7
Trades names	20.4
Property, plant and equipment (simulators)	78.4
Inventories	33.3
Other assets	4.8

$440.4

NOTE 28.

COMPARATIVE FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassifïed from statements previously presented to conform to the presentation adopted in the current year.

> 86